Exhibit 10.27
[*** The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. The location of each omitted portion is indicated by a series of three asterisks in brackets (“[***]”).
The Schedules and Exhibits referenced in this Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Copies of the omitted Schedules and Exhibits will be provided to the Securities and Exchange Commission upon its request.”]
PURCHASE AGREEMENT
DATED AS OF DECEMBER 12, 2006
BY AND AMONG
CELANESE LTD.,
TICONA POLYMERS INC.,
CELANESE CHEMICALS EUROPE GMBH,
CELANESE CORPORATION,
ADVENT OXO (CAYMAN) LIMITED,
OXO TITAN US CORPORATION,
DRACHENFELSSEE 520. V V GMBH
AND
DRACHENFELSSEE 521. V V GMBH

i

(continued)

(continued)

(continued)

(continued)

v

List of Schedules

Schedule No.	Name of Schedule

1(a)	Products
1(b)	Company Real Property
1(c)	Seller Real Property
1(d)	Leased Real Property
1(e)	Relevant Competition Authority Jurisdictions
1(f)	German Contracts
1(g)-1	United States Tangible Personal Property
1(g)-2	German Tangible Personal Property
1(h)	German Transferable Permits
1(i)	Estech Assets
2(b)	Specified Excluded Assets
2(c)(ii)	Specified Excluded Liabilities
2(d)(ii)	Amounts Subtracted from Working Capital Adjustments
2(e)	Purchase Price Allocation
2(h)	Pre-Closing IT Separation Tasks
3(b)	Required Governmental Approvals
3(c)	Required Consents
3(d)	Material Contracts
3(e)	Employee Matters
3(f)	Litigation
3(g)	Compliance with Laws
3(h)	Material Permits
3(i)	Environmental Matters
3(k)	Sufficiency of Purchased Assets
3(l)(i)	Transferred Intellectual Property
3(l)(ii)	Ownership of and Rights to Transferred Technology and Transferred Intellectual Property
3(l)(iii)	Infringement Matters
3(l)(vi)	Licenses
3(s)	Top Customers and Suppliers
3(t)	Product Warranty and Liability
6(b)	Employee Transfer Procedures
6(c)(iv)	Non-Hire Employees
6(e)(x)	Broker Commissions
6(m)	Seller Guarantees
6(n)	Sample Transition Services
7(a)(ix)	Material Consents
7(a)(xiii)	Intercompany Contracts to Survive

List of Exhibits

Exhibit	Name of Exhibit

A (Section 1)	Working Capital Adjustment
B (Section 1)	Form of Assignment Agreement
C (Section 1)	Form of Deed (2)
D (Section 1)	Form of FIRPTA Affidavit
E	Form of US Site Services Agreements and German Site Services Agreement
F-1	Form of Formaldehyde Supply Agreement
F-2	Form of n-Butanol Supply Agreement
F-3	Form of Acetic Acid Supply Agreement
F-4	Form of Acetaldehyde Supply Agreement
F-5	Form of Formalin Supply Agreement
F-6	Form of Other Products Supply Agreement
F-7	Form of Ethylene Supply Agreement
G	Form of Bay City Real Property Lease and Bishop Real Property Lease
H	Form of Site Closure Agreement
I	Joint Defense Agreement
J	Debt Term Sheets
K	Equity Commitment Letter
2(g)(vii)	Transfer Deed

PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 12, 2006, by and among ADVENT OXO (CAYMAN) LIMITED, a Cayman Island limited liability company (“Parent Buyer”), OXO TITAN US CORPORATION, a Delaware corporation (“U.S. Buyer”), DRACHENFELSSEE 520. V V GMBH, a German limited liability company (“German Holdco”), DRACHENFELSSEE 521. V V GMBH, a German limited liability company (“German Buyer”), CELANESE LTD., a Texas limited partnership (“Celanese Ltd.”), TICONA POLYMERS INC., a Delaware corporation (“Ticona,” and together with Celanese Ltd., “U.S. Seller”), CELANESE CHEMICALS EUROPE GMBH, a German limited liability company (“German Seller”), and, for purposes of Sections 3, 6(c), 6(e)(xiv) and 11(p) only, CELANESE CORPORATION, a Delaware corporation (“Parent”). U.S. Seller and German Seller are collectively referred to herein as “Sellers” and individually as a “Seller.” Parent Buyer, U.S. Buyer, German Holdco and German Buyer are collectively referred to herein as “Buyer”. Buyer, U.S. Seller, German Seller and Parent are collectively referred to herein as the “Parties” and individually as a “Party.”
     WHEREAS, Sellers are engaged in the research, development, manufacture, marketing, distribution and sale of the products listed on Schedule 1(a) hereto conducted by the Sellers or any of the Companies at or with respect to the Facilities (as defined herein) (the “Business”);
     WHEREAS, subject to the terms and provisions hereof, Sellers desire to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase and acquire from Sellers, substantially all of the assets of the Business, and Buyer will assume the Assumed Liabilities (as defined herein) associated with the Business;
     WHEREAS, German Seller owns 50% of the outstanding nominal share capital (the “Fifty Percent Eoxo Interest”) of European Oxo Chemicals GmbH, a German limited liability company registered with the Commercial Register of the Local Court Duisburg under HRB 13992 (“Eoxo”), which also engages in the Business and, subject to completion of the Eoxo Transaction (as defined herein), will own 100% of the outstanding nominal share capital of Eoxo (the “Entire Eoxo Interest”) at the Closing (as defined herein);
     WHEREAS, Sellers and their Affiliates own 98% of the outstanding limited partner interest (the “Infraserv Oberhausen Interest”) in Infraserv GmbH & Co. Oberhausen KG, a German limited partnership registered with the Commercial Register of the Local Court Duisburg under HRA 8099 (“Infraserv Oberhausen”) that owns certain Real Property (as defined herein) at the Oberhausen site, and the only outstanding share of Infraserv Verwaltungsgesellschaft mbH, Frankfurt Hoechst, the sole partner in Infraserv Oberhausen;
     WHEREAS, prior to the Closing, Infraserv Verwaltungsgesellschaft mbH will transfer its general partnership interest in Infraserv Oberhausen to a German limited liability company currently having the corporate name “ZETES Erste Vermögensverwaltungs GmbH” and being registered with the Commercial Register of the Local Court of Koenigstein/Taunus under HRB 6129 (“Titan GmbH”);

     WHEREAS, at the Closing, the only outstanding share of Titan GmbH (the “Titan GmbH Share”) will be owned by German Seller;
     WHEREAS, German Seller owns a 12.5% stake (the “European Pipeline Interest”) in European Pipeline Development Contract B.V. (“European Pipeline”);
     WHEREAS, German Seller owns a share in the nominal amount of €6,390 and constituting 4.26% of the outstanding nominal share capital (the “Neu-Oberhausen GmbH Share”) in Entwicklungsgesellschaft Neu-Oberhausen mbH ENO, a German limited liability company registered with the Commercial Register of the Local Court of Duisburg under HRB 12622 (“Neu-Oberhausen GmbH”), an entity that seeks to improve the local, social and economic structure of the City of Oberhausen, Germany through consultation and support of industry, trade and services in all issues relating to economic development;
     WHEREAS, German Seller owns a share in the nominal amount of €1,636.13 and constituting 5.33% of the outstanding nominal share capital (the “Studiengesellschaft mbH Share”) in Studiengesellschaft Kohle mit beschränkter Haftung, a German limited liability company registered with the Commercial Register of the Local Court of Duisburg under HRB 14228 (“Studiengesellschaft mbH”), an entity that acts as a trustee for the non-profit organization Max-Planck-Institut für Kohlenforschung and for the Max-Planck-Institut für Bioanorganische Chemie, with the objective to exploit the research results of the institutes; and
     WHEREAS, subject to the terms and provisions hereof, Sellers desire to sell, assign, transfer, convey and deliver to Buyer (or procure the sale, assignment, transfer, conveyance and delivery to Buyer), and Buyer desires to purchase and acquire from Sellers, the Entire Eoxo Interest, the Infraserv Oberhausen Interest, the Titan GmbH Share, the European Pipeline Interest, the Neu-Oberhausen GmbH Share and the Studiengesellschaft mbH Share.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
     1. Definitions.
     “AAA Rules” has the meaning set forth in Section 11(h)(ii).
     “Accounts Receivable” shall mean all accounts, notes, and other receivables, whether recorded or unrecorded, that are payable to any Seller or Company with respect to the Business from unaffiliated third party vendors, which would historically be recorded in financial statements of such Seller or Company as such in accordance with its historical accounting methods.
     “Acquiring Business” has the meaning set forth in Section 6(c)(ii).
     “Acquired Person” has the meaning set forth in Section 6(c)(ii).

     “Acquisition Transaction” has the meaning set forth in Section 5(g)(i).
     “Acquired Share Interests” means the Entire Eoxo Interest, the Infraserv Oberhausen Interest, the Titan GmbH Share and the European Pipeline Interest.
     “Advent” means Advent International Corporation.
     “Affiliate” of a Person means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with that first Person; provided, however, that with respect to a Seller or a Company, “Affiliate” shall not include the Blackstone Group or any Person under common Control with a Seller or a Company which would be an Affiliate of such Seller or such Company solely by reason of its being Controlled by the Blackstone Group.
     “Agreement” has the meaning set forth in the preface above.
     “Ancillary Agreements” means the following agreements to be entered into between Buyer and one or more Sellers or their Affiliates as of the Closing:
     (a) US Site Services Agreement for Bay City, Texas, US Site Services Agreement for Bishop, Texas, and German Site Services Agreement substantially in the form attached as Exhibit E;
     (b) Supply Agreement for Formaldehyde, substantially in the form attached as Exhibit F-1;
     (c) Supply Agreement for n-Butanol, substantially in the form attached as Exhibit F-2;
     (d) Supply Agreement for Acetic Acid, substantially in the form attached as Exhibit F-3;
     (e) Supply Agreement for Acetaldehyde, substantially in the form attached as Exhibit F-4;
     (f) Supply Agreement for Formalin, substantially in the form attached as Exhibit F-5;
     (g) Supply Agreement for Other Products, substantially in the form attached as Exhibit F-6;
     (h) Ethylene Supply Agreement, substantially in the form attached as Exhibit F-7;
     (i) Real Property Lease for certain portions of Bay City, Texas site, substantially in the form attached as Exhibit G;
     (j) Real Property Lease for certain portions of Bishop, Texas site, substantially in the form attached as Exhibit H;

     (k) Site Closure Agreement, substantially in the form attached as Exhibit I;
     (l) Transition Services Agreement, in a form reasonably acceptable to Buyer and Sellers and containing the terms specified in Section 6(n); and
     (m) Joint Defense Agreement, substantially in the form attached as Exhibit J.
     “Ancillary Shares” means the Neu-Oberhausen GmbH Share and the Studiengesellschaft mbH Share.
     “Applicable Multiple and Metric” has the meaning set forth in Section 6(c)(iii).
     “Asbestos Claims” means any Claims arising out of or relating to personal physical or bodily injury (including asbestosis, silicosis, lung cancer, mesothelioma and other injuries) related to exposure to asbestos, asbestos-containing products or materials, silica, silica-containing products or materials, mixed dust, gases, vapors or other substances.
     “Assignment Agreement” means the Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit B.
     “Assumed Liabilities” has the meaning set forth in Section 2(c)(i).
     “Base Amount” has the meaning set forth in Section 2(d)(ii).
     “Business” has the meaning set forth in the preface above.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or Frankfurt, Germany are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.
     “Buyer” has the meaning set forth in the preface above.
     “Buyer Indemnified Parties” has the meaning set forth in Section 6(e)(i).
     “Claim” means any and all Liabilities, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, Liens, charges, orders, decrees, rulings, dues, assessments, Taxes, actions, injunctions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto, including fees and expenses of counsel, accountants and other experts, and other expenses of investigation and litigation.
     “Closing” has the meaning set forth in Section 2(f).
     “Closing Date” has the meaning set forth in Section 2(f).
     “Closing Date Statement” has the meaning set forth in Section 2(d)(iii).
     “Closing Payment” has the meaning set forth in Section 2(d)(ii).

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Letters” has the meaning set forth in Section 4(e)(iii).
     “Company” means Infraserv Oberhausen, Titan GmbH or Eoxo, and “Companies” means Infraserv Oberhausen, Titan GmbH and Eoxo.
     “Company Employees” means all Employees who are employed by any of the Companies or their respective subsidiaries.
     “Company Facilities” means the chemical manufacturing facilities of each Company located on, and together with, the Company Real Property or Leased Real Property.
     “Company Personal Property” means all tangible personal property owned by each Company (including all machinery and equipment, mobile or otherwise, vehicles, tools, furniture, furnishings, Rhodium and Inventory) located on the Company Sites as of the date of this Agreement, except for the Excluded Assets.
     “Company Plans” has the meaning set forth in Section 3(e)(i).
     “Company Real Property” means those certain parcels of real property and the buildings thereon as described in Schedule 1(b), together with all hereditary building rights listed on Schedule 1(b) and fixtures thereto, but subject to those exceptions listed in Schedule 1(b).
     “Company Site” means (i) with respect to a given Company Facility, the Company Real Property or Leased Real Property forming a part of, or used or usable in connection with the Company Facility, and (ii) the Infraserv Oberhausen Site.
     “Confidential Information” has the meaning set forth in Section 6(c)(v).
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 24, 2006, between Buyer and Parent.
     “Contract” means any agreement, contract, obligation, promise, or undertaking, whether written or oral and whether express or implied, that is legally binding, including, but not limited to, the agreements related to the portion of the Business located in Germany that are listed on Schedule 1(f).
     “Control” means the power to direct, or cause the direction of, directly or indirectly, the management or policies of the specified Person, whether through the ownership of more than 50% of the voting equity ownership of such Person (or securities convertible or exchangeable into more than 50% of such voting equity ownership interest), by contract or otherwise.
     “Debt Term Sheet” has the meaning set forth in Section 4(e)(ii).
     “Debt Financing” has the meaning set forth in Section 4(e)(ii).

     “Deeds” means special warranty deeds in the form attached hereto as Exhibit C with respect to each parcel of Real Property included in the Purchased Assets.
     “Deutsche Bank Liens” means the security interests and mortgages in and over certain of the Purchased Assets in favor of Deutsche Bank AG, New York Bank, as administrative agent, under that certain Credit Agreement, amended and restated as of January 26, 2005.
     “Degussa” means Degussa AG, a stock corporation under German law.
     “Degussa Interest” means the 50% of the outstanding nominal share capital of Eoxo owned by OXENO Olefinchemie GmbH, a German limited liability company which is wholly owned by Degussa.
     “Disposal Sites” shall have the meaning provided in Section 9(a)(iv).
     “Employees” means the employees of Sellers and the Companies engaged exclusively or primarily in the Business and employees transferring pursuant to §613a BGB as a result of the transactions contemplated hereby.
     “Employee Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, salary continuation, retention, change-in-control, or termination pay, hospitalization or other medical, welfare benefits, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by any Person for the benefit of Employees.
     “Employment Agreement” means a Contract of either Seller, any Company or any of their respective Affiliates with or addressed to any current or former Employee pursuant to which any Person has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
     “Entire Eoxo Interest” has the meaning set forth in the preface and as described in detail in Section 2(a)(ix).
     “Environment” means soil, land surface or subsurface strata, waters (including navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground and drinking), sediments, ambient air (including indoor), noise, plant life, human life, animal life and all other environmental media or natural resources.
     “Environmental Conditions” means the presence in or Release to the Environment of Hazardous Substances, including any migration of those Hazardous Substances through air, soil or groundwater to or from the Sites, regardless of when such release or other event occurred or is discovered.

     “Environmental Laws” means any applicable federal, state, local or foreign statutes, laws, regulations, ordinances or other legal requirements (including common law) relating to public or employee health and safety, pollution or protection of the Environment, including those relating to the manufacture, use, storage, handling, transportation, treatment, disposal, spill, discharge or other Release to the Environment of Hazardous Substances.
     “Eoxo” has the meaning set forth in the preface above.
     “Eoxo License” means the License and Know-How Agreement dated October 1, 2003 among German Seller, Degussa and Eoxo, as amended.
     “Eoxo Transaction” means the proposed acquisition by German Seller or its designated Affiliate of the Degussa Interest.
     “Equity Commitment Letter” has the meaning set forth in Section 4(e)(iii).
     “Estech Assets” means the equipment listed on Schedule 1(i).
     “Estimated Purchase Price” has the meaning given such term in Section 2(d)(ii).
     “Estimated Working Capital” has the meaning given such term in Section 2(d)(i).
     “Estimated Working Capital Adjustment” has the meaning set forth in Exhibit A.
     “European Employees” has the meaning set forth in Section 6(b).
     “European Pipeline” has the meaning set forth in the preface above.
     “European Pipeline Interest” has the meaning set forth in the preface above.
     “Excluded Assets” has the meaning set forth in Section 2(b).
     “Excluded Environmental Liabilities” shall mean any Claims or Liabilities related to Former Sites, Historic Use Contamination and Disposal Sites.
     “Excluded Liabilities” has the meaning set forth in Section 2(c)(ii).
     “Excluded Products” means n-butyl acetate, i-butyl acetate, hi purity n-propanol, methyl amines, butyric acid and propionic acid.
     “Facilities” means the Seller Facilities and the Company Facilities.
     “Fifty Percent Eoxo Interest” has the meaning set forth in the preface above.
     “Final Closing Date Statement” has the meaning set forth in Section 2(d)(v).
     “Final Purchase Price” has the meaning set forth in Section 2(d)(vii).

     “Final Specified Deductions” means the sum of the actual amount of the aggregate pension provisions line item, Estech remnant costs (Oberhausen) line item and real estate transfer tax (Infraserv) line item listed on Schedule 2(d)(ii), as determined pursuant to the process set forth in Section 2(d).
     “Final Working Capital” has the meaning set forth in Section 2(d)(v).
     “Final Working Capital Adjustment” has the meaning set forth in Exhibit A.
     “FIRPTA Affidavit” means the affidavit to be delivered by U.S. Seller at the Closing pursuant to Section 1445(b)(2) of the Code, to establish that U.S. Seller is not a “foreign person” within the meaning of that Section, a copy of the form of which is attached hereto as Exhibit D.
     “Former Sites” has the meaning set forth in Section 9(a)(iv).
     “German Buyer” has the meaning set forth in the preface above.
     “German Employees” means Company Employees and employees transferring pursuant to §613a BGB as a result of the transactions contemplated hereby.
     “German Holdco” has the meaning set forth in the preface above.
     “German Pension Schemes” has the meaning set forth in Section 3(e)(ix).
     “German Seller” has the meaning set forth in the preface above.
     “German VAT Act” means the German Value Added Tax Act (Umsatzsteuergesetz).
     “Governmental Entity” means any European, national, state, regional, county, municipal, local or foreign court, arbitral tribunal, agency, board, bureau or commission or other governmental or other regulatory authority or instrumentality.
     “Hazardous Substances” means any material, substance or waste classified, characterized, regulated or treated as “hazardous,” “toxic,” “radioactive” or a “pollutant” or “contaminant” under Environmental Laws or which may be alleged to cause harm to people or the Environment, including, but not limited to, petroleum or oil, hazardous materials or wastes, air emissions, hazardous or toxic substances, wastewater discharges, asbestos and any chemical, material or substance, the presence of which requires investigation or Remediation under applicable Environmental Laws.
     “Historic Use Contamination” has the meaning set forth in Section 9(a)(i).
     “Indemnification Cap” has the meaning set forth in Section 8(e).
     “Indemnification Threshold” has the meaning set forth in Section 8(e).
     “Indemnified Party” has the meaning set forth in Section 8(d)(i).

     “Indemnifying Party” has the meaning set forth in Section 8(d)(i).
     “Indemnity Notice” has the meaning set forth in Section 8(d)(vi).
     “Infraserv Oberhausen” has the meaning set forth in the preface above.
     “Infraserv Oberhausen Interest” has the meaning set forth in the preface above and as described in detail in Section 2(a)(ix).
     “Infraserv Oberhausen Site” means the industrial site managed by Infraserv Oberhausen and located in Oberhausen, Germany.
     “Initial Closing Date Statement” has the meaning set forth in Section 2(d)(i).
     “Intellectual Property” means domain names and any rights available (including with respect to Technology), under patent, trademark, service mark, utility model, copyright or trade secret law or any other statutory provision or common law doctrine in the United States, Germany or other country, irrespective of whether such rights are registered, and including without limitation, utilization rights. For avoidance of doubt, Intellectual Property shall include all design rights (“Gebrauchsmuster”) available under German law.
     “Inventory” means inventories of raw materials, feedstocks, work-in-process, consumable supplies and chemicals (other than Products) located at the Facilities or ordered by the Facilities in the Ordinary Course of Business for use in the manufacture of Products, the finished product inventory of Products located at the Sites, and any of the foregoing located at any third party warehouse or storage location, which would historically be recorded in financial statements of Sellers or the Companies as such in accordance with their historical accounting methods.
     “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
     “Joint Defense Agreement” means the Joint Defense Agreement described in the definition of “Ancillary Agreements.”
     “Know-How” means proprietary trade secrets, formulae, invention records, specifications, quality control procedures, manufacturing processes and other know-how.
     “Knowledge of Sellers,” “Sellers’ Knowledge,” and similar phrases mean the actual knowledge, after due inquiry, of (i) with respect to all matters, Jay Townsend, John Fotheringham, Sandeep Ladha and Curtis S. Shaw, (ii) with respect to matters relating to the Business conducted in Bay City, Texas, Elizabeth A. Bowles, (iii) with respect to matters relating to the Business conducted in Bishop, Texas, Rich White, (iv) with respect to matters relating to the Business conducted in Germany, Bernd Scharbert, (v) with respect to matters relating to the Environment, Gary Rowen, and (vi) with respect to matters relating to Contracts, Michael Reap and Marilyn Moore Basso.

     “Liability” means any debt, liability or obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due).
     “Leased Real Property” means those certain parcels of real property and the buildings thereon as described in Schedule 1(d).
     “Lenders” has the meaning set forth in Section 4(e)(ii).
     “Licensed Know-How” has the meaning set forth in Section 6(l).
     “Licensed Patent” has the meaning set forth in Section 6(l).
     “Lien” means any mortgage, pledge, lien, charge, security interest or other encumbrance of any kind or character, including any obligation to sell or transfer to a third party; provided that the following shall not be considered a Lien for purposes of this Agreement: (a) all rights to consent by, required notices to, filings with or other actions by, Governmental Entities in connection with the sale of any Purchased Assets to the extent such consents are customary after Closing; (b) any required third-party consents to assignment and similar agreements and obligations with respect to which, prior to the Closing: (i) waivers or consents have been obtained from the appropriate party, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (iii) arrangements reasonably satisfactory to Buyer have been made to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; and (c) restrictions on transfer contained in any Contracts included in the Purchased Assets.
     “Material Adverse Effect” or “Material Adverse Change” means:
     (a) with respect to Sellers, any effect or change that would be materially adverse to (i) the assets, liabilities, results of operations, business or condition (financial or otherwise) of the Business taken as a whole, except any such effect resulting from or arising in connection with (A) the execution or announcement of this Agreement, or (B) any change in the financial markets or general economic conditions generally affecting the industry in which the Business operates, or (ii) the ability of Sellers to consummate timely the transactions contemplated hereby; and
     (b) with respect to Buyer, any effect or change that would be materially adverse to the ability of Buyer to consummate timely the transactions contemplated hereby.
     “Material Contracts” means, collectively, all of the Contracts listed on Schedule 3(d) and any Employment Agreement listed on Schedule 3(e).
     “Material Environmental Permits” has the meaning set forth in Section 3(h).
     “Material Permits” means all of the Permits listed on Schedule 3(h).
     “Material Consents” has the meaning set forth in Section 7(a)(ix).

     “Measurement Year” has the meaning set forth in Section 2(d)(ix).
     “Neu-Oberhausen GmbH” has the meaning set forth in the preface above.
     “Neu-Oberhausen GmbH Share” has the meaning set forth in the preface above, namely the share in the nominal amount of €6,390 in Neu-Oberhausen GmbH held by German Seller.
     “Oberhausen Assets” means those Purchased Assets associated with the Business conducted by German Seller at the Seller Facility in Oberhausen, Germany.
     “Ordinary Course of Business” means the ordinary course of business of the Sellers and the Companies with respect to the Business consistent with past custom and practice (including with respect to quantity and frequency).
     “Parent” has the meaning set forth in the preface above.
     “Parent Buyer” has the meaning set forth in the preface above.
     “Party” has the meaning set forth in the preface above.
     “Permits” means all certificates, licenses, permits, approvals and consents of a Governmental Entity pertaining to a particular Purchased Asset or required for the lawful operation of the Business as currently conducted.
     “Permitted Liens” means, with respect to all Purchased Assets other than Acquired Share Interests: (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith in accordance with applicable law; (b) zoning, building and land use laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Entity, provided no such laws are being violated in any material respect by the current use of the Purchased Asset subject thereto; (c) other imperfections of title or encumbrances with respect to the Purchased Assets which arise in the Ordinary Course of Business and do not materially detract from the value of or materially and adversely interfere with the present use of the Purchased Assets subject thereto or affected thereby; (d) purchase money Liens disclosed to Buyer (except as to Real Property) and Liens securing rental payments under lease arrangements; (e) easements, rights-of-way, servitudes, permits, mineral rights previously conveyed to third parties, surface leases and other rights with respect to surface obligations, including without limitation, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of or for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and any other easements and rights-of-way on, over or in respect of any of the Purchased Assets, and similar matters of record to the extent set forth in any title commitment report or policy applicable to any of the Purchased Assets that has been made available to Buyer, provided none of which materially interfere with the use of the Seller Facilities, as applicable, or in the manufacture of the Products as presently conducted; (f) Liens incurred in the Ordinary Course of Business in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers, landlord’s, workmen’s, warehousemen’s, mechanics, laborer’s, materialmen’s or other similar Liens, if the obligations secured by such Liens are Assumed Liabilities and are not delinquent; and (g) the Deutsche Bank Liens, subject to the delivery of a release and discharge of the Deutsche Bank Liens at the Closing. With respect to Acquired Share Interests and Ancillary Shares, there shall be no Permitted Liens.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity (or any department, agency, or political subdivision thereof).
     “Pre-Closing Business Related Contamination” has the meaning set forth in Section 9(a)(ii).
     “Pre-Closing Closures” has the meaning set forth in Section 6(j)(iv).
     “Products” means the products listed on Schedule 1(a).
     “Purchased Assets” has the meaning set forth in Section 2(a).
     “RCRA” has the meaning set forth in Section 6(j)(i).
     “Real Property” means the Seller Real Property and the Company Real Property.
     “Records” means all books, books of account, engineering plans, designs, documents, drawings and similar record-keeping materials, regardless of the type of medium on which stored, excluding same to the extent comprising, containing or relating to the Excluded Assets.
     “Referral Firm” has the meaning set forth in Section 2(d)(v).
     “Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into the Environment.
     “Relevant Competition Authorities” means (i) the relevant Governmental Entity in each jurisdiction listed on Schedule 1(e) with legal authority to make a decision pursuant to antitrust, competition or similar laws granting or refusing to consent to any merger or acquisition falling within its jurisdiction and within whose jurisdiction the acquisition of all or part of the Purchased Assets by Buyer actually falls, and (ii) the relevant Governmental Entity in each jurisdiction in which additional mandatory filings may be required in connection with the acquisition of all or part of the Purchased Assets by Buyer by reason of a change in legislation after the date of this Agreement.
     “Remediation” means any or all of the following activities to the extent they relate to or arise from the presence of Hazardous Substances at a Site: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Entity necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Entity with jurisdiction over the Sites under Environmental Laws that no additional work is required by such Governmental Entity; (e) obtaining a written opinion of state law requirements; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence of Hazardous Substances at the Sites.
     “Representatives” has the meaning set forth in Section 5(g)(i).
     “Restricted Activity” has the meaning set forth in Section 6(c)(i).
     “Restricted Business” has the meaning set forth in Section 6(c)(iii).
     “Restricted Period” has the meaning set forth in Section 6(c)(i).
     “RWE Contract” means the Contract to be dated as of January 1, 2007 between German Seller and RWE Energie AG with respect to the supply of electricity to the Seller Facility in Oberhausen, Germany, which Contract has been executed by RWE Energie AG and which Contract German Seller shall execute on or before Closing.
     “Seller” has the meaning set forth in the preface above.
     “Seller Employees” means all Employees who are not German Employees or European Employees.
     “Seller Facilities” means the chemical manufacturing facilities of Sellers located on, and together with, the Seller Real Property or the Leased Real Property.
     “Seller Guarantees” has the meaning set forth in Section 6(l).
     “Seller Indemnified Parties” has the meaning set forth in Section 8(c).
     “Seller Personal Property” means all tangible personal property owned by Sellers (including all machinery and equipment, mobile or otherwise, vehicles, tools, furniture, furnishings, Rhodium and Inventory) located on the Seller Sites as of the date of this Agreement, except for the Excluded Assets, and including, but not limited to, the tangible personal property related to the portion of the Business located in the United States that is listed in Schedule 1(g)-1 and the tangible personal property related to the portion of the Business located in Germany that is listed in Schedule 1(g)-2.
     “Seller Plans” has the meaning set forth in Section 3(e)(i).
     “Seller Real Property” means those certain parcels of real property and the buildings thereon as described in Schedule 1(c), together with all fixtures thereto, but subject to those exceptions listed in Schedule 1(c).

     “Seller Site” means, with respect to a given Seller Facility, the Seller Real Property or Leased Real Property forming a part of, or used or usable in connection with the Seller Facility.
     “Seller Taxes” has the meaning set forth in Section 2(c)(ii)(E).
     “Sites” mean the Seller Sites and the Company Sites. Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items “at the Site” shall include items “at, on, in, upon, over, across, under and within” the Site.
     “Software” means any and all computer programs, whether in source code or object code, that can be transferred without impairment to Sellers’ rights in their respective businesses (other than the Business); databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.
     “Straddle Tax Period” shall mean any taxable period of any Company that includes the Closing Date (but does not begin or end on the Closing Date).
     “Studiengesellschaft mbH” has the meaning set forth in the preface above.
     “Studiengesellschaft mbH Share” has the meaning set forth in the preface above, namely the share in the nominal amount of €1,636.13 in Studiengesellschaft mbH held by German Seller.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which:
     (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or
     (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control a majority of the managers or general partners of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Tax” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, corporate, trade, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer (including real property transfer), registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, (ii) any interest, penalty, or addition thereto, any liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulations section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under state, local or foreign law) or otherwise.
     “Tax Claim” has the meaning set forth in Section 6(e)(viii).
     “Tax Return” means any return or report (including any election, declaration, disclosure, schedule, estimate and information return and any amendments to the foregoing) required to be supplied to a Governmental Entity relating to Taxes, including any claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Company, any of its Subsidiaries, or any of their Affiliates.
     “Tax Sharing Agreement” shall mean any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which any Company or, with respect to the Purchased Assets, any Seller could have any obligation to make any payments of or in respect of Taxes after the Closing.
     “Taxing Authority” shall mean a Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.
     “Technology” means, collectively, designs, formulae, methods, techniques, ideas, data, improvements, inventions, Software and other similar materials, and all recordings, graphs, drawings, reports, analyses, and Know-How and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.
     “Third Party Claim” has the meaning set forth in Section 8(d)(i).
     “Ticona/Infraserv Lease” means the Lease Agreement (Pachtvertrag) dated October 26 and 27, 1998 between and among Infraserv and Ticona GmbH relating to certain commercially used land and buildings amending the Lease Agreement (Pachtvertrag) dated May 30, 1997 between and among Infraserv and Hoechst AG relating to certain commercially used land and buildings.
     “Titan GmbH” has the meaning set forth in the preface above.
     “Titan GmbH Share” has the meaning set forth in the preface above and as described in detail in Section 2(a)(ix).

     “Transferable Permits” means those Permits which are transferable by a Seller to Buyer by assignment, by operation of law, or as a consequence of Buyer’s being the successor in title to a Facility including, but not limited to, those permits related to the portion of the Business located in Germany that are listed on Schedule 1(h).
     “Transferred Intellectual Property” means all Intellectual Property used or held for use in connection with (a) the Business, (b) the features, manufacturing, distribution, storage, marketing, sale or deployment of the Products or any intermediate product thereto and (c) technical knowledge as invented or developed until the Closing Date.
     “Transferred Technology” means all Technology used or held for use in connection with (a) the Business, and (b) the features, manufacturing, distribution, storage, marketing, sale or deployment of the Products. Notwithstanding the foregoing, Transferred Technology shall exclude any Know-How that is not used or held for use primarily in connection with the Business or the Products (“Retained Know-How”).
     “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, as amended.
     “U.S. Buyer” has the meaning set forth in the preface above.
     “U.S. Seller” has the meaning set forth in the preface above.
     “VAT” means the value added tax as provided for under the German VAT Act.
     “Vendor Due Diligence Report” has the meaning set forth in Section 2(h)(ii).
     “Vendor Tax Due Diligence” means the vendor tax due diligence reports prepared by Ernst & Young dated September 20, 2006 with respect to U.S. Seller and September 28, 2006 with respect to the Companies.
     “Working Capital” has the meaning set forth in Exhibit A.
     2. Purchase and Sale of Assets.
     (a) Purchase of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell (and cause any Affiliate of any Seller that owns any Purchased Asset to sell) to Buyer, for the consideration specified below in this Section 2, the Ancillary Shares, the Estech Assets as well as the following assets of Sellers (the following assets collectively, but not including the Ancillary Shares or the Estech Assets, the “Purchased Assets”):
          (i) Seller Facilities and Seller Real Property. The Seller Facilities and the Seller Real Property including, but not limited to, the Seller Real Property described in the sale and transfer agreement attached hereto as Exhibit 2(a)(i) which will be executed at the Closing;

          (ii) Seller Personal Property. The Seller Personal Property;
          (iii) Transferable Permits. The Transferable Permits;
          (iv) Accounts Receivable and Inventory. The Accounts Receivable and Inventory;
          (v) Contracts. The Material Contracts to which either Seller is a party, the other Contracts entered into by either Seller or its Affiliate with customers of or suppliers to any Seller Facility in the Ordinary Course of Business and related exclusively or primarily to the operation of such Seller Facility, and each Contract (including any guaranty) relating to or binding upon any Acquired Share Interest or Ancillary Shares or the holders thereof. With respect to each Contract included in the Purchased Assets, such Contract shall be assigned to and assumed by Buyer through the novation of such Contract between Buyer and the other party or parties to such Contract, to the extent Buyer and Sellers can obtain the consent of such other party or parties to such novation. Regardless of whether such other party or parties agree to such novation, as between Buyer and Sellers, the Parties shall treat each other as if each such Contract had been assigned under full release of Sellers and any Affiliate of Sellers party to such Contract. To the extent that a Contract is not assignable without the consent of the other party or parties thereto and if such consent is not obtained prior to the Closing Date, Buyer and each Seller shall (and Sellers shall cause any applicable Affiliate of Seller to) enter, at its own respective expense except as noted below, into any lawful arrangement mutually agreeable to Buyer and Sellers to assist Buyer to obtain all right, title and interest in, and to assume all obligations under, the Contract with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (A) the subcontracting, sublicensing or subleasing to Buyer of any and all rights and obligations of the applicable Seller under the third-party Contract including, without, limitation, any rights arising out of a breach or cancellation thereof by such third party, and (B) the enforcement by such Seller of such rights at the cost and for the benefit of Buyer. In addition, certain Material Contracts that relate both to the Purchased Assets and to the Excluded Assets, as more particularly described on Schedule 3(d), will be retained by Sellers but Buyer and Sellers shall enter into a mutually satisfactory arrangement pursuant to which Buyer receives a proportionate amount of the benefits under such Material Contract related to the Purchased Assets, and assumes a proportionate amount of the obligations under such Material Contract related to the Purchased Assets. Sellers shall act as trustee for Buyer in this regard, shall pass on the full proportionate benefit of such Material Contract to Buyer and shall not exercise any rights under such Material Contracts which affect the Business without the prior written consent of Buyer;
          (vi) Records. All Records pertaining exclusively or primarily to (i) the ownership and operation of the Seller Facilities, (ii) the Know-How, and (iii) the Employees (subject in each case to the right of Sellers to retain copies of same for their use);
          (vii) Intellectual Property. All Transferred Intellectual Property;
          (viii) Technology. All Transferred Technology; and

          (ix) Share Interests. The Acquired Share Interests, including (A) the two shares in the nominal amount of €500,000 each in Eoxo held by German Seller and OXENO Olefinchemie GmbH respectively, (B) the three limited partnership interests in Infraserv Oberhausen in the amount of €2,079,453 held by Celanese AG, in the amount of €17,883,292 held by German Seller, and in the amount of €415,891 held by Ticona GmbH, (C) the only share in Titan GmbH, originally in the nominal amount of €25,000, held by German Seller, and (D) the European Pipeline Interest.
          (x) Oberhausen Assets. All Oberhausen Assets.
          (xi) Title Transfer. At the Closing, Sellers shall assign and transfer to Buyer the Purchased Assets in accordance with Section 2(g)(vii) through (xi); and
          (xii) Joint Title/Expectant Right. It is agreed between Buyer and Sellers that in the event that any Purchased Assets are subject to a retention of title right (Eigentumsvorbehalt), the respective expectant right (Anwartschaftsrecht) of Sellers is sold and transferred under this Agreement; in case Sellers only hold joint title (Miteigentum) to a Purchased Asset such joint title is sold and transferred under this Agreement.
The Purchased Assets will be acquired by Buyer as follows: (A) German Holdco shall acquire the Entire Eoxo Interest, (B) U.S. Buyer shall acquire the Purchased Assets located in the United States, and (C) German Buyer shall acquire the Ancillary Shares and all other Purchased Assets. Parent Buyer may modify such allocation by notifying Sellers prior to Closing. All assets of Sellers not expressly included in the Purchased Assets shall remain the property of Sellers from and after the Closing.
     (b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to (x) any properties, assets, business, operation, or division of Sellers or any Affiliate of Sellers not expressly set forth in Section 2(a), or (y) the specific assets associated with the Companies or the Purchased Assets, but are specifically excluded from the sale contemplated hereby and the definition of Purchased Assets herein, consisting of the following assets (collectively, the “Excluded Assets”):
          (i) Excluded Facilities. Sellers’ Affiliate’s n-butyl acetate and i-butyl acetate production facilities in Singapore, German Seller’s n-butyl acetate, i-butyl acetate and hi purity n-propanol production facilities in Frankfurt am Main, U.S. Seller’s propionic and butyric acid production facilities in Pampa, Texas, and all real, personal and intangible property and other Contracts, rights, interests, licenses and assets associated with such facilities;
          (ii) Specified Assets. The real, personal and intangible property and other Contracts, rights, interests, licenses and assets described on Schedule 2(b), as well as all Permits, Contracts and warranties, to the extent they relate to the foregoing;
          (iii) Cash. All cash and cash equivalents, checkbooks and canceled checks, bank accounts and deposits (including any such items held by or on behalf of any Company);

          (iv) Securities. All certificates of deposits, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities, other than the Acquired Share Interests and the Ancillary Shares;
          (v) Causes of Action. (A) The rights of Sellers in and to any causes of action against third parties relating specifically to the Purchased Assets for any period prior to and through the Closing Date, including prepaid expenses, monies held by third parties and loans to employees, (B) Sellers’ insurance policies, and (C) all claims under Sellers’ insurance policies whether arising prior to or after the Closing Date, in each of case (A) and (C) above, only to the extent it relates to an Excluded Liability;
          (vi) Names. The rights of Sellers to the names “Celanese,” “Celanese Ltd.,” “Celanese Chemicals,” “CEL,” and any derivatives thereof, and any and all trademarks and trade names associated therewith; and
          (vii) Personnel Records. All personnel records of Sellers or their Affiliates (other than the Companies), other than (A) records for the Employees (subject to Section 2(a)(v)), (B) records the disclosure of which is required by law or subpoena, and (C) records which any Seller is required by applicable law to retain.
     (c) Liabilities.
          (i) Assumed Liabilities. At the Closing, subject to the terms and conditions of this Agreement, including without limitation, Section 9 of this Agreement, Sellers shall assign, and Buyer shall assume and agree to pay, perform and discharge (x) all of the Claims against and Liabilities of Sellers with respect to the Business only to the extent arising out of or relating to the period from and after the Closing, and (y) subject to Section 6(e), all of the Claims against and Liabilities of the Companies with respect to the Business and with respect to the Company Sites (whether arising or occurring prior to, on or after the Closing), including, but not limited to, the following Claims against and Liabilities of Sellers to the extent arising out of or relating to the period from and after the Closing and the following Claims against and Liabilities of the Companies whether arising or occurring prior to, on or after the Closing (collectively, the “Assumed Liabilities”), in any way associated with or related to:
               (A) All Claims and Liabilities, including Asbestos Claims, arising out of any allegations of injury, illness, exposure to Hazardous Substances or workers compensation Claims for Seller Employees, former Seller Employees, contractors of any Seller, visitors to any Seller Site or any other people with respect to any Seller Site, based on conditions allegedly existing or exposure allegedly occurring exclusively after the Closing; provided, however, that responsibility for any Claims or Liabilities based, in each case, on conditions allegedly existing or exposure allegedly occurring in part on or prior to Closing and in part after Closing shall be allocated between Sellers and Buyer in relative proportion to the number of months said conditions or exposure allegedly occurred on or prior to Closing (which shall be allocated to Sellers) and the number of months said conditions or exposure allegedly occurred after Closing

(which shall be allocated to Buyer); furthermore, the procedure for the conduct of all Claims and Liabilities described in this paragraph, including cooperation between Buyer and Sellers, shall be governed by the Joint Defense Agreement. The determination of when conditions allegedly existed or exposure allegedly occurred for purposes of allocating liability under this paragraph shall be based on the allegations of the claimant’s complaint or, if no lawsuit has yet been filed, the allegations of claimant’s settlement brochure, in which case the liability allocation will be re-determined if and when a lawsuit is filed based on the allegations of the complaint. Absent allegations in the claimant’s complaint or settlement brochure as to when conditions allegedly existed or exposure allegedly occurred, Buyer and Sellers agree to use records relating to the claimant’s employment on the premises of the subject plant, or if no such records exist for the claimant, then until the seventh anniversary of the Closing Date, liability shall be allocated 0% to Buyer and 100% to Sellers until an exposure period can be determined through discovery, at which time liability will be reallocated between Buyer and Sellers according to exposure as described above. After the seventh anniversary of the Closing Date, liability shall be allocated 100% to Buyer and 0% to Sellers until an exposure period can be determined through discovery at which time liability will be reallocated according to exposure as described above. If an exposure period cannot be determined through discovery, then liability shall be allocated between Buyer and Sellers based on the year the claimant first gave notice of his or her claim to either Buyer or Sellers, with Sellers bearing 100% of the liability for claims for which notice is first received prior to the seventh anniversary of the Closing Date, and Buyer bearing 100% of the liability for claims for which notice is first received on or after the seventh anniversary of the Closing Date.
               (B) Any pension liabilities (except as provided on Schedule 6(b)) and any inventorship remuneration according to the German law “Arbeitnehmererfindergesetz” for any Seller Employees and former Seller Employees, who are entitled to receive such remunerations, arising after the Closing Date;
               (C) The Purchased Assets and the business conducted with the Purchased Assets;
               (D) Products made, used or sold by Sellers from the Facilities, whether based on breach of warranty or in negligence, strict liability, tort or otherwise, including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other Claims;
               (E) Rebates or other amounts payable to any customer by Sellers, any of Sellers’ Affiliates or the Companies relating to Products sold by Sellers from the Facilities which were ordered prior to the Closing Date for delivery after the Closing Date, but only to the extent such Liability is included in Final Working Capital;
               (F) The operation and use of the Facilities or the manufacture, marketing and sale of the Products as and to the extent relating to Transferred Intellectual Property or Transferred Technology;

               (G) Taxes of Sellers for which Buyer is liable pursuant to Section 6(e)(v);
               (H) Purchase orders issued in the Ordinary Course of Business for any goods, materials or services for the facility or production of Products;
               (I) Obligations to be performed by any Seller or any Affiliate of any Seller under each Contract included in the Purchased Assets;
               (J) The Acquired Share Interests and the Ancillary Shares, including any obligations to be performed by any Seller or any Affiliate of any Seller under any Contract (including any guaranty) relating to or binding upon any Acquired Share Interest or the holder thereof;
               (K) European or national state aid; and
               (L) Obligations of German Seller under the shareholders agreement, indemnification agreement, subordination deed and related agreements entered into by German Seller with respect to European Pipeline (including the obligation to provide letters of credit and comfort), as more particularly described on Schedule 3(d).
          (ii) Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or become liable for any Liabilities (1) of Parent or its Subsidiaries (other than the Companies) or Sellers or (2) of the Companies for indebtedness for borrowed money (including factoring arrangements) or leases required to be capitalized in accordance with historical accounting methods (collectively, the “Excluded Liabilities”). Excluded Liabilities include, but are not limited to any and all Liabilities arising out of, related to, or attributable to:
               (A) All Claims and Liabilities, including Asbestos Claims, arising out of any allegations of injury, illness, exposure to Hazardous Substances or workers compensation Claims for Seller Employees, former Seller Employees, contractors of any Seller, visitors to any Seller Site or any other people with respect to any Seller Site, based on conditions existing or exposure occurring exclusively on or prior to the Closing and including any pending litigation relating to Asbestos Claims; provided, however, that responsibility for any Claims or Liabilities based, in each case, on conditions allegedly existing or exposure allegedly occurring in part on or prior to Closing and in part after Closing shall be allocated between Sellers and Buyer in relative proportion to the number of months said conditions or exposure allegedly occurred on or prior to Closing (which shall be allocated to Sellers) and the number of months said conditions or exposure allegedly occurred after Closing (which shall be allocated to Buyer); furthermore, the procedure for the conduct of all Claims and Liabilities described in this paragraph, including cooperation between Buyer and Sellers, shall be governed by the Joint Defense Agreement. (By way of clarification, any of the foregoing with respect to a Company Employee, former Company Employee, contractor of any Company, visitor to any Company Site or any other person with respect to any Company Site shall be an Assumed Liability.) The determination of when conditions allegedly existed or exposure allegedly occurred for purposes of allocating liability under this paragraph shall be based on the allegations of the claimant’s complaint or, if no lawsuit has yet been filed, the allegations of claimant’s settlement brochure, in which case the liability allocation will be re-determined if and when a lawsuit is filed based on the allegations of the complaint. Absent allegations in the claimant’s complaint or settlement brochure as to when conditions allegedly existed or exposure allegedly occurred, Buyer and Sellers agree to use records relating to the claimant’s employment on the premises of the subject plant, or if no such records exist for the claimant, then until the seventh anniversary of the Closing Date, liability shall be allocated 0% to Buyer and 100% to Sellers until an exposure period can be determined through discovery, at which time liability will be reallocated between Buyer and Sellers according to exposure as described above. After the seventh anniversary of the Closing Date, liability shall be allocated 100% to Buyer and 0% to Sellers until an exposure period can be determined through discovery at which time liability will be reallocated according to exposure as described above. If an exposure period cannot be determined through discovery, then liability shall be allocated between Buyer and Sellers based on the year the claimant first gave notice of his or her claim to either Buyer or Sellers, with Sellers bearing 100% of the liability for claims for which notice is first received prior to the seventh anniversary of the Closing Date, and Buyer bearing 100% of the liability for claims for which notice is first received on or after the seventh anniversary of the Closing Date.
               (B) Any pension liabilities (except as provided on Schedule 6(b)) and any inventorship remuneration according to the German law “Arbeitnehmererfindergesetz” for any Seller Employees and former Seller Employees, who are entitled to receive such remunerations, arising on or prior to the Closing Date;
               (C) Any and all Liabilities relating to (i) indebtedness for money borrowed and other indebtedness evidenced by notes, debentures, bonds or other similar instruments (which shall include intercompany indebtedness); (ii) all obligations of Sellers under Contracts that are not specifically an Assumed Liability; (iii) all obligations of Sellers for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of Sellers under interest rate or currency swap transactions (valued at the termination value thereof); (v) all obligations of the type referred to in clauses (i) through (iv) of Sellers for the payment of which Sellers are responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.
               (D) Any and all Liabilities of Sellers relating to any pending or threatened litigation or claim (i) affecting the Purchased Assets or Business from any matter or state of facts existing prior to the Closing Date whether or not disclosed; (ii) in respect of any product liability or warranty claim whenever made relating to products sold or services provided by Sellers prior to the Closing Date; (iii) in respect of any liabilities or claims asserted by any person or entity, whenever asserted, arising out of the sale of products or services (whether under a theory of contract, tort or other liability) by Sellers prior to the Closing Date; or (iv) in respect of any Excluded Asset (by way of clarification, any of the foregoing with respect to a Company or Company Site shall be an Assumed Liability).
               (E) Any and all Liabilities related to the Excluded Assets;

               (F) Any and all Liabilities relating to Taxes of Sellers, but excluding Taxes for which Buyer is liable pursuant to Section 6(e)(v) (such non-excluded Taxes, “Seller Taxes”);
               (G) Any and all Liabilities, contingent or otherwise, arising from or relating to the employment or termination of employment of any person with respect to the Business, including but not limited to any such obligations or liabilities arising from or relating to the Employee Benefit Plans or compensation of Employees, except as set forth in Schedule 6(b);
               (H) Any and all Liabilities related to Accounts Payable (as defined in Exhibit A hereto) of the Business arising prior to the Closing Date (as defined in Exhibit A) in the amount of (a) €27,600,000 with respect to the German Seller relating to the Business conducted at the Facilities, and (b) US$34,500,000 with respect to U.S. Seller relating to the Business conducted at the Facilities (collectively, the “Excluded Accounts Payable”);
               (I) Any and all Liabilities related to the Excluded Environmental Liabilities;
               (J) Any and all Liabilities of Sellers (other than any Liability for Taxes, which shall be governed exclusively by Section 6(e)) in any way associated with or related to the ownership by Sellers prior to Closing of the Acquired Share Interests and the Ancillary Shares, specifically including any Liabilities of German Seller under the Purchase and Assignment Agreement dated as of August 26, 2006 between OXENO Olefinchemeie GmbH and German Seller granting an option to German Seller to purchase the Degussa Interest and the Joint Venture Agreement dated as of November 22, 2002 between Degussa and German Seller with respect to Eoxo; and
               (K) the specified Liabilities listed on Schedule 2(c)(ii).
     (d) Purchase Price for Purchased Assets. Buyer agrees to pay to or for the account of Sellers (as directed by Sellers) for the Purchased Assets as follows:
          (i) Prior to Closing, Buyer and Sellers shall conduct a physical inventory of the Facilities for the purpose of determining the Inventory to be included in the calculation of Working Capital. At least three Business Days prior to the Closing Date, Sellers shall deliver to Buyer a certificate executed by Sellers (the “Initial Closing Date Statement”), setting forth a good faith estimate of the Working Capital (the “Estimated Working Capital”) as of the Closing Date. The Initial Closing Date Statement shall be prepared in accordance with Sellers’ historical accounting methods, policies, practices and procedures, with consistent classifications, judgments, thresholds and estimation methodology reflected or assumed therein.
          (ii) At the Closing, Buyer shall pay to or for the account of Sellers (as directed by Sellers) (A) the sum of Four Hundred Eighty Million Euro (€480,000,000) (the “Base Amount”), plus the Estimated Working Capital Adjustment, minus (B) the total of the amounts outstanding as of the close of business on the day immediately preceding the Closing Date for the items listed on Schedule 2(d)(ii) in cash, payable by wire transfer of immediately available funds in accordance with the written instructions of Sellers provided by Sellers to Buyer (the “Closing Payment”). The Closing Payment shall constitute the “Estimated Purchase Price.”
          (iii) As soon as reasonably practicable, but not later than 90 calendar days after the Closing Date, Buyer shall (A) prepare a statement of the calculation of Working Capital as of the Closing Date, the Final Working Capital Adjustment and the Final Specified Deductions (the “Closing Date Statement”), and (B) deliver to Sellers the Closing Date Statement. The calculation of the items set forth in the Closing Date Statement shall be prepared in accordance with Sellers’ historical accounting methods, policies, practices and procedures, with consistent classifications, judgments, thresholds and estimation methodology, as were used in the preparation of the items set forth in the Initial Closing Date Statement.
          (iv) In connection with the preparation of the Closing Date Statement, Sellers shall permit Buyer and their representatives reasonable access to books and records, personnel, and facilities of Sellers to permit them to prepare the Closing Date Statement. Sellers shall have the right to review the work papers of Buyer underlying or utilized in preparing the Closing Date Statement to the extent reasonably necessary to verify the accuracy and fairness of the presentation of the Closing Date Statement and calculation of the Final Working Capital Adjustment in conformity with this Agreement.
          (v) Within 20 calendar days after its receipt of the Closing Date Statement, Sellers either shall inform Buyer in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth a specific description of each of its objections. If Sellers so object and the Parties do not resolve such objections on a mutually agreeable basis within 10 calendar days after Buyer’s receipt of Sellers’ objections, the remaining disputed items shall be resolved within an additional 20 calendar days by an internationally recognized independent accounting firm selected by Buyer and reasonably acceptable to Sellers (the “Referral Firm”). Upon (A) the agreement of the Parties, (B) the decision of the Referral Firm or (C) if Sellers fail to deliver an objection to Buyer within the first 20-day period referred to above, then the Closing Date Statement, as so adjusted (the “Final Closing Date Statement”), shall be final, conclusive and binding against the Parties hereto. The statement of Working Capital set forth in the Final Closing Statement shall be the “Final Working Capital” for all purposes hereunder. Sellers shall make available to Buyer (upon request following the giving of any objection to the Closing Date Statement) the workpapers of Sellers generated in connection with their review of the Closing Date Statement.
          (vi) In resolving any disputed item, the Referral Firm (A) shall be bound by the provisions of this Section 2(d), (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Sellers and (C) shall limit its decision to such items as are in dispute. The fees, costs and expenses of the Referral Firm shall be borne by Buyer, on the one hand, and by Sellers, on the other hand, in inverse proportion to their relative success in the resolution of such disputed items.

          (vii) The “Final Purchase Price” shall mean (A) the sum of the Base Amount, plus the Final Working Capital Adjustment, minus (B) the total of the amounts outstanding as of the close of business on the day immediately preceding the Closing Date for the items listed on Schedule 2(d)(ii) as adjusted to take into account the Final Specified Deductions. Promptly after their receipt of the Final Closing Date Statement, Sellers and Buyer shall compute the difference, if any, between the Estimated Purchase Price and the Final Purchase Price. If the Estimated Purchase Price exceeds the Final Purchase Price, then Buyer shall be entitled to receive, promptly and in any event within five Business Days, from Sellers an amount in cash equal to such excess amount. If the Estimated Purchase Price is less than the Final Purchase Price, Sellers shall be entitled to receive, promptly and in any event within five Business Days, from Buyer an amount in cash equal to such deficiency. The amount of any payment to be made pursuant to this Section 2(d)(vii) shall bear simple interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published by the Wall Street Journal (Eastern edition) on the Closing Date as the “prime rate” at large U.S. money center banks. Such interest shall be payable at the same time as the payment to which it relates.
          (viii) Within 90 days of the Closing Date, Buyer shall pay Sellers an amount equal to the Excluded Accounts Payable as of the Closing Date.
          (ix) With respect to VAT levied in connection with entering into or performing under this Agreement, the Parties agree that such VAT is only borne by German Seller without triggering any additional payment obligations of Buyer unless otherwise provided for hereinafter. The Parties assume with respect to VAT that the transaction to the extent it relates to the sale of Oberhausen Assets is not subject to VAT in line with Sec. 1 para. (1a) German VAT Act or a comparable provision (transfer of business as a whole) and the Parties will file their respective tax returns and preliminary monthly tax returns (Voranmeldungen) on that basis. To the extent that it shall nevertheless be determined by means of a tax audit of the business of German Seller that the sale of the Oberhausen Assets under this Agreement shall be subject to VAT and should the tax office deny the application of Sec. 1 para. (1a) German VAT Act, possibly in part only, the following shall apply:
               (A) With respect to the tax-free sale of German real estate pursuant to Sec. 4 no. 9 a) German VAT Act, the following shall apply: German Seller shall exercise the VAT option within the scope of this Agreement pursuant to Sec. 9 para. 1 German VAT Act. To the extent Buyer is the VAT debtor (reverse tax charge) no payment to German Seller shall become due. German Seller will issue an invoice in line with applicable law especially fulfilling all requirements under Sec 14, 14a of the German VAT Act.
               (B) The sale of assets other than those referred to under subsection (A) above that are exempt from VAT under Sec 4 of the German VAT Act remains tax free. German Seller will not exercise its option right under Sec 9 of the German VAT Act with respect to such assets.

               (C) German Seller shall send to Buyer a proper invoice in line with Sec. 14 German VAT Act showing VAT separately and in line with Sec. 14 a German VAT Act. If and to the extent that VAT becomes due, is owed by German Seller and is properly shown in the invoice, an amount equal to such VAT shall become payable by Buyer within 4 weeks after the conditions under this Section 2(d)(ix) are met.
     (e) Allocation of Purchase Price. The Final Purchase Price shall be preliminarily allocated among the following: (i) Infraserv Oberhausen, (ii) German real estate (within any of the Purchased Assets), (iii) Eoxo, (iv) European Pipeline, (v) Neu-Oberhausen GmbH, (vi) Studiengesellschaft mbH, (vii) each of the German and U.S. portion of the Noncompetition Agreement contemplated by Section 6(c), (viii) the Purchased Assets being sold by U.S. Seller and (ix) all remaining Purchased Assets not otherwise included in clauses (i) through (viii) for financial and tax accounting purposes as set forth in the allocation schedule attached hereto as Schedule 2(e) (the “Initial Allocation Statement”). Within 90 days after the Closing, Buyer and Sellers shall allocate the Final Purchase Price among the Purchased Assets in a manner consistent with the Initial Allocation Statement (such final allocation, the “Final Allocation Statement”) including further allocation, as the Parties may deem necessary, among the Purchased Assets described in clauses (viii) and (ix). The Final Allocation Statement shall be binding on Buyer and Sellers for all purposes, including federal, state, local and foreign income Tax purposes, and the Parties agree not to take a contrary position on any Tax Return filed by any Party with any Governmental Entity.
     (f) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location or locations mutually satisfactory to the Parties commencing at 9:00 a.m. local time (i) if the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) occurs at least five Business Days prior to the last Business Day of a calendar month, then on the last Business Day of such calendar month, (ii) if the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) occurs less than five Business Days prior to the last Business Day of a calendar month, then on the last Business Day of the calendar month immediately following the calendar month in which such satisfaction or waiver occurs, or (iii) on such other date as Buyer and Sellers may mutually agree in writing (the “Closing Date”); provided, however, that the Closing Date shall not be earlier than January 21, 2007.
     (g) Deliveries and Actions at Closing. At the Closing,
          (i) Sellers will deliver to Buyer the various certificates, instruments and documents referred to in Section 7(a);
          (ii) Buyer will deliver to Sellers the various certificates, instruments and documents referred to in Section 7(b);

          (iii) Buyer will deliver to Sellers the Closing Payment;
          (iv) With respect to the Seller Real Property located in the United States, U.S. Seller shall deliver to the title company issuing Buyer’s title policy a standard seller’s affidavit to remove standard printed exceptions to a title policy capable of deletion within the jurisdiction (excluding the survey exception), and a gap indemnity/affidavit, and if existing surveys are acceptable to title company, a seller’s survey affidavit;
          (v) U.S. Seller and U.S. Buyer shall execute and deliver a counterpart of a memorandum of lease in recordable form as to the Facility located in Bishop, Texas, to be leased by U.S. Seller to U.S. Buyer at Closing;
          (vi) U.S. Seller and U.S. Buyer shall execute and deliver a counterpart of a memorandum of lease in recordable form as to the Facility located in Bay City, Texas, to be leased by U.S. Buyer to U.S. Seller at Closing;
          (vii) Buyer and German Seller will execute the transfer deed substantially in the form attached hereto as Exhibit 2 (g)(vii) concerning the transfer of title to all shares in Eoxo, Neu-Oberhausen GmbH, Studiengesellschaft mbH and Titan GmbH and title to the limited partnership interest in Infraserv Oberhausen, and will execute a transfer deed in accordance with Dutch law with respect to the European Pipeline Interest;
          (viii) Sellers will deliver to Buyer an application letter to the commercial register for the transfer of the limited partnership interest in Infraserv Oberhausen from German Seller to German Buyer duly executed by all signatures of the partners of Infraserv Oberhausen that are Sellers or Affiliates of Sellers, and Sellers shall use commercially reasonable efforts to obtain the signatures of the partners that are not Sellers or Affiliates of Sellers, and such signatures will be notarized (notariell beglaubigt) in line with German law requirements;
          (ix) It is agreed between Buyer and Sellers that the executions of the documentation set forth under item (vii) above constitute closing actions which shall take place at the Closing Date at the latest, unless another date has been mutually agreed by Buyer and Sellers in writing.
     (h) Special Covenants.
          (i) Sellers shall, at Sellers’ sole expense, take all actions necessary and pay all out-of-pocket costs of third parties required in order to accomplish prior to the Closing the tasks set forth on Schedule 2(h) related to the carve-out from Sellers’ other operations of the information technology systems used in the Business.
          (ii) Sellers shall, at Sellers’ sole expense, repair the gasometer at Oberhausen to the extent of the required repairs described in the Project Titan Business Review dated September 29, 2006 prepared by Ernst & Young (the “Vendor Due Diligence Report”) and use its commercially reasonable best efforts to cause such repairs to be completed by the Closing.

          (iii) Buyer shall cause to be paid when due all pension-related obligations for which Buyer has made a deduction to the Final Purchase Price as set forth on Schedule 2(d)(ii).
     3. Representations and Warranties of Parent and Sellers. Parent and Sellers, jointly and severally, represent and warrant to Buyer as follows:
     (a) Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. U.S. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. German Seller is a limited liability company duly incorporated and validly existing under the laws of Germany. Each Company is a limited liability company duly incorporated and validly existing under the laws of Germany. Each of Parent, Sellers and the Companies: (i) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (ii) except as would not reasonably be expected to have a Material Adverse Effect, is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.
     (b) Authorization of Transaction. Each of Parent and Sellers has full power and authority (including full corporate, limited liability company or partnership, as the case may be, power and authority) to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by Parent and each Seller, and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement constitutes a valid and legally binding obligation of Parent and each Seller, enforceable in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. Except as set forth on Schedule 3(b), neither Parent nor any Seller is required by applicable law to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval has not had, and would not reasonably be likely to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Parent and each Seller. Sellers have made available to Buyer copies of all current articles of associations and shareholders’ agreements applicable to the Companies, all of which are presently valid and in full force and effect. Any material facts and other material documents with respect to the Companies that are required by applicable law to be filed with the competent commercial register have been filed and there are no resolutions which are required to be registered in such commercial register but are not reflected in the current excerpts therefrom.
     (c) Non-contravention. Except as set forth on Schedule 3(c), neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby, will:

          (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Parent, either Seller or any Company is subject or any provision of their respective articles or certificate of incorporation, bylaws or other governing or organizational documents,
          (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice or consent under any Material Contract or Material Permit to which either Seller or a Company is a party or by which either Seller or a Company is bound or to which any of either Seller’s or a Company’s assets is subject, or
          (iii) result in the imposition, loss, or creation of a Lien upon, or with respect to, the Purchased Assets or a Company’s assets, other than Permitted Liens.
     (d) Material Contracts.
          (i) Except for Contracts listed on Schedule 3(d), there is no Contract which constitutes a Purchased Asset or an Assumed Liability or to which a Company is a party which is:
               (A) a Contract with any labor union or association;
               (B) a note, loan, credit agreement or other Contract relating to the borrowing of money (including derivative or hedging instruments) by either Seller or a Company in connection with the Business or to the direct or indirect guarantee or assumption by either Seller or a Company of the obligation of any other Person related thereto with respect to the Business;
               (C) a lease or similar agreement under which either Seller or a Company is a lessee of, or holds or operates, any real property owned by any third party;
               (D) a Contract involving future payment for goods or services by either Seller or a Company of more than €800,000 or US$1,000,000 annually (unless terminable by such Seller or such Company without payment or penalty upon no more than 90 days’ notice or having a remaining term as of the date hereof of less than six months, and excluding purchase orders issued by either Seller or a Company or its Affiliates in the Ordinary Course of Business);
               (E) a Contract involving the obligation of either Seller or a Company to deliver in the future Products or services for payment of more than €800,000 or US$1,000,000 annually (unless terminable without payment or penalty by such Seller or a Company upon no more than 90 days’ notice or having a remaining term as of the date hereof of less than six months);
               (F) a Contract evidencing any Lien on the Purchased Assets or a Company’s assets (other than Permitted Liens);

               (G) an executory Contract for the sale of any of the Purchased Assets or a Company’s assets other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any Purchased Assets outside of the Ordinary Course of Business or any Company;
               (H) a Contract for a joint venture, strategic alliance, partnership or sharing of profits, in each case involving equity ownership by a Seller or a Company, or a Contract relating to a licensing arrangement or sharing of proprietary information outside of the Ordinary Course of Business;
               (I) a Contract containing covenants of either Seller or any Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with either Seller or any Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;
               (J) a Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by either Seller or any Company of the capital stock or any operating business or material assets (excluding goods and services acquired in the Ordinary Course of Business) of any other Person;
               (K) any Contract included in the Purchased Assets which relates to German Seller’s ownership of the European Pipeline Interest or any of the Ancillary Shares; or
               (L) a Tax Sharing Agreement.
          (ii) Each Material Contract (A) constitutes, or will at the Closing constitute, a valid and binding obligation of the Seller or the Company party to such Material Contract, (B) is in full force and effect and (C) is not terminable by the other party thereto by reason of this transaction. Except as set forth in Schedule 3(d), no Seller or Company is in default under any Material Contract, except for any such event of default as to which requisite waivers have been obtained.
     (e) Employee Matters.
          (i) Schedule 3(e) contains a true and correct list of Employee Benefit Plans and Employment Agreements (other than Employment Agreements providing for annual compensation of less than €120,000 or US$150,000, “at-will” employment and severance benefits not exceeding the greater of two weeks’ salary or wages for each year of service or one month’s base salary or wages) and separately identifies the Employee Benefit Plans and Employment Agreements sponsored by or solely with any of the Companies and their Subsidiaries or exclusively covering Company Employees (“Company Plans”) and all other Employee Benefit Plans and Employment Agreements (“Seller Plans”).”
          (ii) There are no Employees with Employment Agreements other than German Employees and European Employees.

          (iii) There are no pending actions, claims or lawsuits arising from or relating to any Company Plan except for any matter involving an action, claim or lawsuit for damages of less than €400,000 or US$500,000, nor are to Sellers’ Knowledge such actions, claims or lawsuits threatened in writing to be brought or filed.
          (iv) Except as set forth on Schedule 3(e), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will, either alone or in connection with any other event, (i) result in any payment becoming due to any current or former Company Employee, (ii) increase any benefits owed to any current for former Company Employee under any Employee Benefit Plan or Employment Agreement, (iii) result in the acceleration of the time of payment or vesting of any benefits or rights of any Company Employee under any Employee Benefit Plan or Employment Agreement, or (iv) require any contributions or payments to fund any obligations with respect to any Company Employee under any Employee Benefit Plan or Employment Agreement.
          (v) Each Company Plan in which German Employees participate has been maintained and administered in compliance in all material respects with its terms and all applicable laws.
          (vi) Except as set forth on Schedule 3(e), there are no labor, collective bargaining or similar agreements with respect to Employees, and no Employees are represented by any works council, union or similar labor organization. To Sellers’ Knowledge there are no organizing activities (including any demand for recognition or certification proceedings pending or threatened in writing to be brought or filed with the National Labor Relations Board or other labor relations tribunal) involving Employees, or either Seller or any Company with respect to Employees. There are no strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges, grievances, complaints, arbitrations or other material labor disputes pending or, to Sellers’ Knowledge, threatened in writing against or involving Employees that would have a Material Adverse Effect.
          (vii) Except as set forth on Schedule 3(e), there are no complaints, charges or claims against either Seller or any Company pending, or, to Sellers’ Knowledge, threatened in writing to be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by either Seller or any Company of any current or former Employee that would have a Material Adverse Effect.
          (viii) With respect to Employees, each of Sellers and the Companies are in compliance in all material respects with all laws and orders relating to the employment of labor.
          (ix) Without limiting the generality of the foregoing, with respect to all material pension schemes in force and applicable to the German Employees (“German Pension Schemes”):

               (A) The German Pension Schemes comply in all material respects with and have at all times been administrated in all material respects in accordance with all applicable laws, regulations and requirements;
               (B) If applicable, adjustments in accordance with Section 16 German Act on Improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersversorgung — BetrAVG) have been made appropriately at all times prior to the Closing Date;
               (C) Employer’s contributions to external funding vehicles for the German Pension Schemes due prior to the Closing Date, in particular contributions to “Pensionskasse der Mitarbeiter der Hoechst-Gruppe VVaG”, the “Hoechster Pensionskasse VVaG”, the “Huls/Degussa Pensionskasse” and the “Degussa Unterstutzungskasse”, have been fully and timely paid or will be paid without undue delay;
               (D) Except as disclosed in Schedule 3(e), there have been no closures of German Pension Schemes carried out after December 31, 1986 and prior to the Closing Date; and
               (E) To Seller’s Knowledge, there is nothing that will give rise to a pension claim, pension entitlement or pension expectancy of Employees of the Companies under shop practice aspects (Betriebliche Übung).
     (f) Litigation. Except as set forth on Schedule 3(f), there is no pending or, to Sellers’ Knowledge, threatened action, litigation, arbitration or proceeding, by any Governmental Entity or private person against either Seller or a Company or any of its Affiliates which has resulted or if threatened may result, in (i) the institution of legal proceedings to prohibit, enjoin or restrain the performance in any material respect by either Seller of this Agreement or any of the Ancillary Agreements to which such Seller or its Affiliate is to be a party, or (ii) a Claim for damages related to the Purchased Assets, a Company’s assets or the Facilities or any of the Ancillary Agreements, in either case, except for any matter involving a claim for damages of less than €400,000 or US$500,000.
     (g) Compliance With Laws. Except as disclosed on Schedule 3(g) and except with respect to Environmental Laws, which are covered in Section 3(i), (i) each of the Sellers and Companies are and have been during the five-year period prior to the date hereof in compliance in all material respects with all laws applicable to their respective operations with respect to the Business or Purchased Assets, and in particular all applicable laws regarding the increase or decrease of the share capital (Stammkapital) and liability capital (Kommanditeinlage)of the Companies have been duly observed; (ii) none of the Sellers or Companies has received any written notice of or been charged with the violation of any laws with respect to the Business which has not been resolved; and (iii) none of the Sellers or Companies has received written notice that it is under investigation with respect to the violation of any laws with respect to the Business.

     (h) Permits. Schedule 3(h) contains a list of all Permits which are required for the operation of the Business at the Facilities as presently conducted and as presently intended to be conducted and which are material to the Business conducted at the Facilities (the “Material Permits”). Material Permits does not include Permits required for the operation of the Business at the Facilities as presently conducted and as presently intended to be conducted under Environmental Laws and which are material to the Business conducted at the Facilities (the “Material Environmental Permits”). Except as disclosed on Schedule 3(h), Sellers and the Companies possess all Material Permits. None of Sellers or the Companies is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Material Permit. There are no legal proceedings pending or, to Sellers’ Knowledge, threatened, relating to the suspension, revocation or modification of any of the Material Permits. Except as disclosed on Schedule 3(h), none of the Material Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.
     (i) Environmental Matters. Schedule 3(i) contains a list of all Material Environmental Permits. Except as disclosed on Schedule 3(i) or except for conditions that would not reasonably be expected to result in material Liabilities under Environmental Laws with respect to the Business:
               (A) each Seller and Company has obtained, currently maintains and is in compliance in all material respects with all Material Environmental Permits, which are required for the operation of the Business as presently conducted and, to the Knowledge of Sellers, there are no legal proceedings pending or threatened relating to the suspension, revocation or modification of the Material Environmental Permits and, to the Knowledge of Sellers, none of the Material Environmental Permits will be modified (or are reasonably likely to be modified) in a manner that impose new material obligations or costs on the Business in order to consummate the transactions contemplated by this Agreement;
               (B) Sellers’ and the Companies’ use of and operations at the Facilities are and have been in compliance in all material respects with all applicable Environmental Laws;
               (C) None of Sellers or any Company has received any written notice or claim from any Governmental Entity or other Person that such Seller’s or such Company’s use and operation of the Business violates such Material Permits or any applicable Environmental Laws or alleges Liability of such Seller or such Company with respect to the Business under any Environmental Laws, other than notices that have been resolved, and to the Knowledge of Sellers, no such notice or claim has been threatened; and
               (D) None of Sellers or any Company with respect to the Business is subject to any proceeding or, to Sellers’ Knowledge, any investigation, nor to Sellers’ Knowledge, is any such proceeding or investigation threatened, alleging the violation of or Liability under Environmental Laws.

     (j) Condemnation. Neither Seller nor a Company has received any written notice of any pending or threatened proceeding or governmental action to condemn or take by power of eminent domain or otherwise by any Governmental Entity of all or any part of the Purchased Assets or a Company’s assets.
     (k) Title to Purchased Assets; Sufficiency.
          (i) Sellers or their Affiliates hold good and marketable title to all the Purchased Assets, free and clear of all Liens, but subject to the Permitted Liens. Each Company holds good and marketable title to all of its assets, including its Company Personal Property, free and clear of all Liens, but subject to the Permitted Liens. This subclause (i) does not relate to the Real Property, the Estech Assets or the Transferred Intellectual Property, which are exclusively the subject of Sections 3(k)(ii)(A) and (B), Section 3(k)(ii)(C) and Section 3(l) hereof, respectively.
          (ii) (A) Sellers or their Affiliates have good, indefeasible and insurable title to the Seller Real Property, free and clear of all Liens other than Permitted Liens.
               (B) Each Company has good, indefeasible and insurable title to its Company Real Property, free and clear of all Liens other than Permitted Liens.
               (C) Sellers or their Affiliates hold good and marketable title to all the Estech Assets, free and clear of all Liens, but subject to the Permitted Liens.
          (iii) Except as set forth on Schedule 3(k), the Purchased Assets, together with the products and services to be provided to Buyer pursuant to the Ancillary Agreements, constitute all of the assets primarily used in the Business, and such Purchased Assets are sufficient for Buyer to conduct the Business immediately after the Closing in all material respects as the Business has been conducted immediately prior to the Closing consistent with past practices.
          (iv) The hereditary building right created with notarial deed N° 812/2003 of the notary Klaus Ludes in Marl can be entered in all relevant land registers on first rank and no obstacles — whatever they might be — exist which might prohibit or prevent the registration of the hereditary building right in the relevant land registers.

     (l) Intellectual Property and Technology.
          (i) Schedule 3(l)(i) sets forth an accurate list, as of the date of this Agreement, of all registered Transferred Intellectual Property as well as applications for registration of Transferred Intellectual Property. All Transferred Intellectual Property is valid, subsisting and, to Sellers’ Knowledge, enforceable. Except as set forth on Schedule 3(l)(i), Sellers and their Affiliates have the sole and exclusive right, title and interest in and to, or have valid and continuing rights to use and sell to Buyer, all Transferred Intellectual Property and Transferred Technology, free and clear of all Liens or obligations to others.
          (ii) Following the Closing and except as set forth on Schedule 3(l)(ii), Buyer shall solely and exclusively own all right, title and interest in and to, or have valid and continuing rights to use, sell and license, all Transferred Technology and Transferred Intellectual Property, with the exception only of moral rights in copyrights that are not capable, as a matter of applicable law, of being transferred.
          (iii) Except as set forth in Schedule 3(l)(iii), there is no action, suit, proceeding, investigation, notice or complaint pending or, to the Knowledge of Sellers, threatened, by any Person before any court or tribunal relating to any Transferred Technology or Transferred Intellectual Property, nor has any claim or demand been made to Sellers or any of their Affiliates that (a) challenges the validity, enforceability, use or ownership of any Transferred Technology or Transferred Intellectual Property or (b) alleges that any aspect of the Business or the Products infringes or otherwise violates any Person’s right in or to its own Technology or Intellectual Property, nor is there any basis for any such claim or demand. To Sellers’ Knowledge, there is no infringement of the Transferred Intellectual Property by any Person as of the Closing Date.
          (iv) Schedule 3(l)(iv) sets forth a complete and accurate list of: (a) all agreements pursuant to which Sellers or their Affiliates have licensed a third party for any purpose any Intellectual Property or Technology included in the Transferred Intellectual Property and Transferred Technology; and (b) all agreements pursuant to which Sellers or their Affiliates receive a license from any third party under any Intellectual Property or Technology (excluding systems Software used by Sellers on a corporate-wide basis and off-the-shelf Software) used in connection with the Business. Except as set forth on Schedule 3(l)(iv) and to the Knowledge of Sellers, the consummation of the transactions contemplated by this Agreement will not give rise to a right of any counterparty to terminate or limit the rights of Sellers, their Affiliates or Buyer with respect to any Intellectual Property included in the Transferred Intellectual Property and/or Transferred Technology.
          (v) Sellers and their Affiliates have taken reasonable measures, consistent with practices in the chemicals industry, to protect the confidentiality of all trade secrets included in the Transferred Intellectual Property and Transferred Technology that are material to the Business. Except for disclosures made to customers, clients, partners or prospects pursuant to non-disclosure agreements as contained in Sellers’ data room materials, neither Sellers nor any Affiliate has disclosed or provided to any Person (other than an employee under enforceable obligations of confidence) any confidential or secret material concerning the Transferred Intellectual Property or Transferred Technology.
          (vi) All service inventions (“Diensterfindungen”) achieved by German employees that are part of the Transferred Intellectual Property and/or Transferred Technology have been claimed in compliance with Section 6 of the German Employee Invention Act (“Arbeitnehmererfindungsgesetz”). All claims of such inventors for which Sellers are liable and that are due before the Closing Date, have been or will be fully satisfied by Sellers and have not exceeded the amount of €128,000 per year in the last 5 calendar years prior to the Closing Date. Where service inventions are kept as unpatented know-how, Sellers have honored the patentability of such service inventions according to Section 17 of the Employee Inventions Act. To the extent the Transferred Intellectual Property includes service inventions achieved in other countries that have laws or regulations comparable to the German Employee Invention Act, Sellers have complied with the requirements imposed by these laws, and all claims of such inventors for which Sellers are liable and that are due before the Closing Date, have been or will be fully satisfied by Sellers.
          (vii) If Degussa exercises its right to terminate the Eoxo License, then Degussa or OXENO Olefinchemie GmbH has the obligation to negotiate either a permanent license at no charge or a transfer of the intellectual property referred to in the Eoxo License.
     (m) Taxes.
          (i) (A) all material Tax Returns required to be filed by, on behalf of or with respect to the Companies and the Purchased Assets have been duly and timely filed in all jurisdictions in which such Tax Returns are required to be filed (after giving effective to any duly obtained extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; (B) as to Eoxo, all Taxes shown due on such applicable Tax Returns have been paid, and as to the Companies (other than Eoxo) and the Purchased Assets, all amounts of material Taxes due and payable or claimed or asserted by any Taxing Authority to be due and payable with respect to such Companies and the Purchased Assets have been timely paid; and (C) each Company (and, with respect to the Purchased Assets, each Seller) has, with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing (including contingent and deferred Tax liabilities), made accruals for the full amount of such Taxes on such Company’s or the relevant Seller’s financial statements in accordance with such Company’s or Seller’s historical accounting methods.
          (ii) Each Company (other than Eoxo) has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable laws. Eoxo has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all material amounts shown due on the applicable Tax Returns.

          (iii) None of the Companies has any liability for the Taxes of any other Person as a transferee or successor, or by contract or otherwise.
          (iv) Since the completion of the Vendor Tax Due Diligence, none of the Companies (or, with respect to the Purchased Assets, Sellers) has (A) made or changed any material Tax election (other than the U.S. Election as provided in 6(e)(xiv)) or (B) amended any Tax Return, settled any material Tax action, suit, investigation, audit or claim.
          (v) None of the Companies (or, with respect to property Taxes levied with respect to the Purchased Assets, the Sellers) (A) is a party to any agreement extending the time within which to file any Tax Return, (B) has granted any extension of the statute of limitations for the assessment or collection of Taxes or (C) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
          (vi) Since the completion of the Vendor Tax Due Diligence, there have been no new actions, suits, investigations or audits by any Taxing Authority in progress with respect to material Taxes of or relating to any Company or the Purchased Assets. Since the completion of the Vendor Tax Due Diligence, none of the Companies (or, with respect to the Purchased Assets, Sellers) has received any written notice to the effect that, nor does any Company (or, with respect to property Taxes levied with respect to the Purchased Assets, any Seller) have knowledge that, any Taxing Authority intends to conduct such an audit or investigation. Since the completion of the Vendor Tax Due Diligence, there have been no new assessments, claims or deficiencies for any material Taxes of any Company (or with respect to any of the Purchased Assets) that have been proposed, asserted or assessed.
          (vii) None of the Companies has (A) agreed to nor is currently required to make any adjustments pursuant to a change of accounting method under any applicable provision of federal, state, local or foreign Tax law, (B) knowledge that any Taxing Authority has proposed any such adjustment, or (C) an application pending with any Taxing Authority requesting permission for any changes in accounting methods.
          (viii) Since the completion of the Vendor Tax Due Diligence, none of the Companies (or, with respect to property Taxes levied with respect to the Purchased Assets, Sellers) has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to material Taxes.
          (ix) To the Knowledge of the Sellers, none of the Companies is, or has ever been, subject to income Tax in a jurisdiction outside Germany.
          (x) The Vendor Tax Due Diligence identifies all items which would had to have been disclosed on Schedule 3(m) had the representations herein not been limited in certain respects to events occurring after the Vendor Tax Due Diligence was completed.

     (n) Capitalization.
          (i) German Seller is the sole owner of the Fifty Percent Eoxo Interest, free and clear of any Liens. The Fifty Percent Eoxo Interest and the Degussa Interest constitute all of the outstanding nominal share capital of Eoxo. At the Closing, German Seller will own the Entire Eoxo Interest, free and clear of any Liens. There is not outstanding (A) any security directly or indirectly convertible into or exercisable or exchangeable for any new share of Eoxo, or (B) any option, warrant or other right to acquire any new share of Eoxo or any security directly or indirectly convertible into or exercisable or exchangeable for any new share of Eoxo.
          (ii) Sellers and their Affiliates are the sole owners of the Infraserv Oberhausen Interest, free and clear of any Liens. There is not outstanding (A) any security directly or indirectly convertible into or exercisable or exchangeable for any new partnership interest of Infraserv Oberhausen, or (B) any option, warrant or other right to acquire any new partnership interest of Infraserv Oberhausen or any security directly or indirectly convertible into or exercisable or exchangeable for any new partnership interest of Infraserv Oberhausen.
          (iii) German Seller is the sole owner of the Titan GmbH Share, free and clear of any Liens. The Titan GmbH Share constitutes all of the outstanding nominal share capital of Titan GmbH, and there is not outstanding (A) any security directly or indirectly convertible into or exercisable or exchangeable for any new share of Titan GmbH, or (B) any option, warrant or other right to acquire any new share of Titan GmbH or any security directly or indirectly convertible into or exercisable or exchangeable for any new share of Titan GmbH.
          (iv) German Seller is the sole owner of the European Pipeline Interest, free and clear of any Liens.
          (v) German Seller is the sole owner of the Ancillary Shares, free and clear of any Liens. There are no outstanding contributions due and owing by German Seller with respect to the Ancillary Shares.
          (vi) The share capital (Stammkapital) and liability capital (Kommanditeinlage) of each of the Companies is fully paid-in, non-assessable (nicht nachschusspflichtig) and no repayments or refunds, neither openly nor concealed, have been made. The Companies have not entered into any silent partnership agreements, domination and profit and loss pooling agreements or any other agreements within the meaning of Section 291 et seq. of the German Stock Corporation Act or similar agreements such as plant management agreements.
          (vii) Other than the Acquired Share Interests, the Companies do not hold — neither directly, indirectly nor in trust — any shares, interests or equity (including, without limitation, silent partnerships and sub-participations) in, and have not entered into any agreement to hold any shares, interests or equity in or to establish, any other entity.
          (viii) No bankruptcy, insolvency, judicial composition or comparable proceedings have been initiated or applied for under any applicable law against any of the Companies.

     (o) Financial Information.
          (i) True and complete copies of the audited financial statements of Eoxo, together with all related notes and schedules thereto, accompanied by the report thereon of Eoxo’s independent auditors for the years ended December 31, 2004 and 2005 (the “Eoxo Financial Statements”) present fairly, in all material respects, the financial position, results of operations and cash flows of Eoxo for the periods indicated therein and have been prepared in accordance with accounting principles generally accepted in Germany.
          (ii) The unaudited pro forma balance sheet information, current trading information and cash flows information of the Business for the year ended December 31, 2004 and 2005 and for the eight months ended August 31, 2006 contained in the Vendor Due Diligence Report present fairly, in all material respects, the financial position, results of operations and cash flows of the Business for the periods indicated therein and have been prepared in accordance with historical accounting methods (except with respect to Eoxo, such methods being in accordance with accounting principles generally accepted in the United States), as modified by the assumptions and adjustments stated therein. The assumptions used in preparing such information in the Vendor Due Diligence Report provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein. The related pro forma adjustments give appropriate effect to those assumptions (and, to the Knowledge of Sellers, no circumstances exist which would cause such assumptions or adjustments to no longer be valid in all material respects).
          (iii) None of the Sellers or any Company has any material Liabilities of any kind that are included in Assumed Liabilities and that are not set forth (A) in the balance sheet of Eoxo as of December 31, 2005 included in the Eoxo Financial Statements, or (B) in the pro-forma balance sheet of the Business as of August 31, 2006, except for (1) such Liabilities that would not be required to be included in such balance sheet in accordance with the accounting principles used to prepare such balance sheet, and (2) Liabilities incurred by Eoxo since December 31, 2005 in the Ordinary Course of Business and Liabilities incurred by the Business since August 31, 2006 in the Ordinary Course of Business.
          (iv) As of the Closing Date, none of the Companies shall have any indebtedness for borrowed money, except for the obligation to reimburse employees, directors and officers for travel and entertainment expenses in the Ordinary Course of Business.
          (v) Since August 31, 2006, no action has been taken by the Companies or, with respect to the Business, Sellers which, if taken after the date hereof, would be a violation of Section 5(c)(ii).
          (vi) The Vendor Due Diligence Report reflects in all material respects the economic terms set forth in the Ancillary Agreements listed in clauses (a) through (f), inclusive, of the definition of “Ancillary Agreements.”

          (vii) Sellers have outstanding guarantees relating to the Business as set forth in Schedule 6(m), and the amounts of such guarantees do not exceed the respective amounts set forth in Schedule 6(m).
     (p) Inventories. The inventories of the Business meet applicable specifications, are saleable in the Ordinary Course of Business and are consistent in quantity with Sellers’ past practices. Inventory values are recorded in accordance with Sellers’ historical accounting methods, which includes adequate reserves for obsolete or otherwise unusable inventory.
     (q) Accounts and Notes Receivable and Payable.
          (i) All accounts and notes receivable of Sellers and the Companies that are related to the Business have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. None of the accounts or the notes receivable of Sellers and the Companies that are related to the Business are subject to any material setoffs or counterclaims in excess of the bad debt reserve set forth in the pro forma financial statements in the Vendor Due Diligence Report.
          (ii) All accounts payable of Sellers and the Companies that are related to the Business are the result of bona fide transactions in the Ordinary Course of Business.
     (r) Intercompany Transactions. At the Closing, there will be no indebtedness for borrowed money owed by any of the Companies to Sellers or any employee, director, officer or Affiliate of Sellers (other than the Companies), except for the obligation to reimburse such employees, directors and officers for travel and entertainment expenses in the Ordinary Course of Business, and there will be no indebtedness for borrowed money owed by any employee, director, officer or Affiliate of Sellers (other than the Companies) to the Companies. There are no outstanding loans by any of the Companies to any of the Employees.
     (s) Customers and Suppliers.
          (i) Schedule 3(s) sets forth a list of the ten largest customers and the ten largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2004 and 2005.
          (ii) In the 12 months prior to the date hereof, no customer or supplier listed on Schedule 3(s) has terminated its relationship with the Business or materially reduced or materially changed the pricing or other terms of its business with the Business and no customer or supplier listed on Schedule 3(s) has provided written notice to a Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Business.
     (t) Product Warranty; Product Liability. Except as set forth on Schedule 3(t), no material amount of Product manufactured, sold and delivered within the past three years in the Business has failed to be in conformity in all material respects with all product specifications and warranties provided to customers thereof.

     (u) Site Service Cost Coverage. The aggregate price to be paid by Sellers (and their Affiliates if applicable) for all “Site Services” to be delivered by Buyer to Sellers (and their Affiliates and licensees, if and as applicable), pursuant to the schedules attached to the US Site Services Agreement for Bay City, Texas, and the German Site Services Agreement for Oberhausen, Germany, has been calculated to be sufficient to cover all costs reflected in the Vendor Due Diligence Report payable by Sellers (and their Affiliates, if applicable) in order to obtain such “Site Services” for the benefit of Sellers (and their Affiliates and licensees, if and as applicable), in the one-year period ending December 31, 2006.
     (v) Site Service Profit. The aggregate profit of Sellers (and their Affiliates if applicable) for all “Site Services” to be delivered by Sellers pursuant to the pricing terms therefor set forth in the schedules attached to the US Site Services Agreement for Bay City, Texas, and the US Site Services Agreement for Bishop, Texas, shall not exceed €4,500,000 under such pricing terms during the first year of the term of such Site Services Agreements.
     (w) Disclaimers Regarding Assets. Except for any representations and warranties set forth herein, the Purchased Assets are sold “as is, where is”, and each Seller expressly disclaims any other representations or warranties of any kind or nature, express or implied, as to liabilities, operations of the facilities, the title, condition, value or quality of the Purchased Assets or the prospects (financial and otherwise), risks and other incidents of the Purchased Assets and Sellers specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Purchased Assets, or any part thereof, or whether latent or patent, or as to the condition of the Purchased Assets, or any part thereof, or whether Sellers possess sufficient resources to operate the Purchased Assets. Except as otherwise expressly provided herein, Sellers further specifically disclaim any representation or warranty regarding the absence of Hazardous Substances or liability or potential liability arising under Environmental Laws. Without limiting the generality of the foregoing, except as otherwise expressly provided herein, Sellers expressly disclaim any representation or warranty of any kind regarding the Business, the condition of the Purchased Assets or the suitability of the Facilities for operation as manufacturing plants and no exhibit to this Agreement, nor any other material or information provided by or communications made by any Seller or its Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any vendor due diligence report or information memorandum, or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Business or the Purchased Assets.
     4. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:
     (a) Organization of Buyer. Parent Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the Cayman Islands. U.S. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. German Holdco is a limited liability company, duly organized, validly existing and in good standing under the laws of Germany. German Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Germany.
     (b) Authorization of Transaction. Buyer has full power and authority (including full corporate, limited liability company or partnership, as the case may be, power and authority) to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by Buyer, and, assuming the due authorization, execution and delivery by each other Party thereto, this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law. Buyer is not required by applicable law to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval has not had and would not reasonably be likely to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.
     (c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Buyer is subject or any provision of its certificate of incorporation, bylaws or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject, except those breaches, defaults, violations or conflicts that individually have not had, and would not reasonably be likely to have a Material Adverse Effect.
     (d) Litigation. There is no pending or, to the knowledge of Buyer, threatened action, by any Governmental Entity or private person which has resulted in (i) the institution of legal proceedings to prohibit or restrain the performance by Buyer of this Agreement or any of the Ancillary Agreements to which Buyer is a party, or (ii) a Claim for damages as a result of this Agreement or any of the Ancillary Agreements, in either case, except for any matter that will not individually have a Material Adverse Effect.
     (e) Availability of Funds; Financing.
          (i) Buyer will have, as of the Closing, sufficient funds to consummate the transactions contemplated by this Agreement.
          (ii) Attached hereto as Exhibit K is a true and complete copy of the term sheets, dated as of the date hereof (the “Debt Term Sheets”), between Buyer and Commerzbank

Aktiengesellschaft and UBS Limited (the “Lenders”) confirming the Lenders’ respective commitments to provide Buyer with debt financing specified therein (the “Debt Financing”).
          (iii) Attached hereto as Exhibit L is a true and complete copy of a binding equity commitment letter, dated as of the date hereof and issued by Advent to Parent Buyer (the “Equity Commitment Letter” and together with the Debt Term Sheets, the “Commitment Letters”).
          (iv) Each Commitment Letter has been duly authorized and executed by Buyer, Advent, as applicable, and to the knowledge of Buyer, the other parties thereto. Each Commitment Letter is in full force and effect. The Equity Commitment Letter constitutes, and at the Closing will constitute, the legal, valid and binding obligation of Advent. Each Seller is a third-party beneficiary of the Equity Commitment Letter with the right to enforce such Equity Commitment Letter in accordance with its terms.
     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of execution of this Agreement and the Closing:
     (a) General. Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper, appropriate or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7).
     (b) Notices, Assignments and Consents. If a Contract included in the Purchased Assets is assignable to Buyer without third-party consent, at the Closing Sellers shall assign (or cause the assignment of) such Contract to Buyer pursuant to the Assignment Agreement. If the assignment to Buyer of any Contract included in the Purchased Assets requires third-party consent, Sellers shall use commercially reasonable efforts to obtain any required third-party consents (such efforts shall not require Sellers to pay any fee requested by a third party in order to obtain its consent), and Buyer agrees to reasonably cooperate in such effort, including, but not limited to, provision of non-sensitive/non-confidential business and financial information, execution of assumption agreements, attendance at meetings and participation in other communications with third parties. The assignment at the Closing of any Contract that is not assignable without the consent of a third party shall be handled in accordance with Section 2(a)(v).
     (c) Operation of Business.
          (i) From the date hereof through the Closing Date, except as may be expressly contemplated by this Agreement and except as may be consented to in writing by Buyer, Sellers will, and shall cause the Companies to, with respect to the Business:
     (A) conduct the Business only in the Ordinary Course of Business; and
     (B) use its commercially reasonable efforts to preserve the present business operations, organization (including officers and Employees) and goodwill of

Sellers and the Companies and preserve the present relationships with Persons having business dealings with Sellers and the Companies (including customers and suppliers).
          (ii) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Buyer, from the date hereof through the Closing Date, Sellers shall not permit the Companies to take any of the following actions, and Sellers shall not take any of the following actions, in each case only to the extent such actions would affect its obligations hereunder or affect the Purchased Assets or Assumed Liabilities:
     (A) make, change or revoke any Tax election (except the U.S. Election provided in Section 6(e)(xiv)), settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;
     (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice.
     (C) except as provided in Section 5(h), adopt or amend any Company Plan, increase compensation or benefits to any Employee, enter into or amend any Employment Agreement, except as required by applicable laws or existing agreement; or adopt or amend any Seller Plans except in the Ordinary Course of Business;
     (D) subject any of the Purchased Assets or any asset of the Companies to any Lien, except for Permitted Liens;
     (E) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets or any asset of the Companies, other than in the Ordinary Course of Business;
     (F) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person, except (1) in accordance with the terms of existing Contracts, or (2) to the extent such actions do not prevent the consummation of the sale of the Purchased Assets and assumption of the Assumed Liabilities on the terms contemplated by this Agreement;
     (G) cancel or compromise any material debt or claim or waive or release any material right of any Seller or any of the Companies except in the Ordinary Course of Business;
     (H) enter into any commitment for capital expenditures in excess of the current capital expenditure budget of the Business;

     (I) enter into, modify or terminate any material labor agreement or any collective bargaining agreement or make any commitment or incur any material liability to any labor organization with respect to any Employee;
     (J) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any material change in product specifications or prices or terms of distributions of such products;
     (K) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Buyer, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;
     (L) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract other than in the Ordinary Course of Business or (B) Material Permit or Material Environmental Permit;
     (M) settle or compromise any pending or threatened Legal Proceeding in excess of €400,000 or US$500,000;
     (N) accelerate collections of receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities other than in the Ordinary Course of Business;
     (O) amend the organizational or governing document of any Company; or
     (P) agree to do anything (A) prohibited by this Section 5(c)(ii) or (B) that would be reasonably expected to have a Material Adverse Effect.
          (iii) Notwithstanding anything to the contrary in this Agreement, Sellers’ termination of Seller Guarantees prior to Closing in accordance with Section 6(m) shall not constitute a breach of this Agreement and Sellers shall have no Liability to Buyer by reason thereof, including without limitation any Liability relating to termination of any Contract in accordance with its terms, the performance of which is subject to such Seller Guarantees.
     (d) Antitrust Approvals. From the date hereof through the Closing Date, Buyer shall use its reasonable best efforts to obtain all consents required from any Relevant Competition Authority in order to consummate the transactions contemplated by this Agreement, including the payment when due of all filing fees associated with any notifications, reports or other filings required by any Relevant Competition Authority. Buyer, and to the extent that Sellers are required to make any filing with any Relevant Competition Authority, Sellers shall:

          (i) notify the other Party as soon as reasonably practicable (and provide copies or, in the case of non-written material communications, reasonable summaries, except where the notifying Party deems the information contained therein to be confidential, in which case it will be provided to the notified Party’s legal advisers on a counsel-only basis) of any communications with any such Relevant Competition Authority relating to any such consent, approval or action;
          (ii) provide the other Party (or where the notifying Party deems the information contained therein to be confidential, the notified Party’s legal advisers on a counsel- only basis) with a final draft of all submissions, notifications, filings and other communications to any Governmental Entity at such time as will allow the notified Party (or its advisers) a reasonable opportunity to provide comments and for the notifying Party to take account of any reasonable comments of the notified Party (or its advisers) on such drafts prior to their submission;
          (iii) give the other Party reasonable notice of and the opportunity for the other Party or any of its advisers to attend all material meetings and telephone calls where appropriate (having regard to commercial sensitivities) with any Relevant Competition Authority; and
          (iv) periodically review with the other Party the progress of any notifications or filings with a view to obtaining clearance from any Relevant Competition Authority at the earliest reasonable opportunity.
     (e) Access to Information. Subject to the Confidentiality Agreement and applicable law, Sellers shall afford to Buyer and its accountants, counsel, financial advisors and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to Closing, to representatives of Sellers specifically identified in advance by Sellers, to the Facilities and to the Contracts and records of the Business as Buyer shall reasonably request; provided, however, (i) such investigation shall not unreasonably disrupt the operations of the Business, (ii) in obtaining the access provided hereunder, Buyer shall act through representatives of Sellers specifically identified in advance by Sellers, and (iii) Buyer shall not contact any of the counterparties to such Contracts without Sellers’ prior written consent.
     (f) Cooperation with Financing. Prior to the Closing, Sellers shall provide and shall use their commercially reasonable efforts to cause senior management, advisors, consultants, investment bankers, attorneys, accountants and other agents of such party involved in the Business to, provide cooperation reasonably requested by Buyer in connection with securing debt financing, including (i) participation in meetings, presentations, marketing efforts, due diligence sessions and sessions with rating agencies; (ii) using reasonable efforts to cause officers of Sellers and the Companies who will be officers of Buyer or the Companies following the Closing to execute and deliver on behalf of Buyer definitive financing documents or other certificates or documents as may be reasonably requested by Buyer; (iii) reasonably cooperating with the marketing efforts of Buyer and its financing sources for any such debt financing; and

(iv) to the extent required by any lender providing financing to Buyer, an estoppel certificate and landlord consent for U.S. Seller’s lease of the Facility in Bishop, Texas to Buyer in a form reasonably acceptable to Buyer and U.S. Seller.
     (g) Exclusivity.
          (i) Sellers shall not, and shall not permit any of the Affiliates, directors, officers, Employees, representatives or agents of Sellers or the Companies (collectively, the “Representatives”) to, directly or indirectly, (A) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Purchased Assets or any capital stock of any of the Companies other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (B) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the Purchased Assets or the Companies in connection with an Acquisition Transaction, or (C) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
          (ii) Sellers shall (and shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. Sellers agree not to release any third party from the confidentiality and standstill provisions of any agreement to which Sellers or any of the Companies is a party.
     (h) Pensionskasse. Sellers shall use reasonable efforts to cause “Pensionskasse der Mitarbeiter der Hoechst-Gruppe VVaG”, the “Hoechster Pensionskasse VVaG”, the “Huls/Degussa Pensionskasse” and the “Degussa Unterstutzungskasse” to accept Buyer as a participating employer (Trägerunternehmen) and to provide that the pension provision of the German Employees can be continued at “Pensionskasse der Mitarbeiter der Hoechst-Gruppe VVaG”, the “Hoechster Pensionskasse VVaG”, the “Huls/Degussa Pensionskasse” and the “Degussa Unterstutzungskasse” in a manner consistent with past practice.
     (i) Change of Fiscal Year. Prior to Closing, upon written request of Buyer to Sellers, Sellers will use their reasonable best efforts to change the fiscal year of any one of the Companies (as determined by Buyer in its sole discretion) so that it begins as of March 1, 2007 or at any other date Buyer deems in its sole discretion appropriate.
     (j) Amendment of Infraserv Lease. Prior to Closing, Sellers will amend the Ticona/Infraserv Lease so that such lease does not expire upon transfer of the Infraserv Oberhausen Interest hereunder. Moreover, the Parties will agree on a new lease term of 30 years from the Closing Date.
     (k) Termination of Hereditary Building Right. Prior to Closing, Sellers shall cause the Companies to be released from all obligations to maintain or provide safety or security on or for plot 58, parcels 7, 29 and 33, from and after January 1, 2007, in the event that a termination agreement regarding the hereditary building right with respect to the aforementioned parcels created with notarial deed N° 812/2003 of the notary Klaus Ludes in Marl, registered in the land register of the local court of Marl, folio 5528, is concluded prior to Closing.
     (l) Ancillary Shares Consent. The Parties agree that in the event the transfer of any of the Ancillary Shares pursuant to this Agreement requires the approval of any competent supervisory board or other shareholder of such entity and the Parties are unable to obtain such approval prior to Closing, the failure to obtain such approval shall not be a condition to Closing, and the Parties shall use their commercially reasonable efforts to obtain such approval after Closing.
     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:
     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below and except as otherwise provided herein). If at the Closing the Parties have not obtained any consent required for the effective transfer to Buyer of any Purchased Asset, the Parties shall enter, at each Party’s respective expense except as noted below, into any lawful arrangement mutually agreeable to Buyer and Sellers to assist Buyer to obtain all right, title and interest in, and to assume all obligations under, the Purchased Asset with respect to which consent has not been obtained in accordance with this Agreement. As between Buyer and Sellers, the Parties shall treat each other as if any such Purchased Asset had been assigned under full release of Sellers and their Affiliates.
     (b) Employees and European Employees. The Parties shall effect the transfer of Employees to Buyer in accordance with the procedures set forth in Schedule 6(b). Buyer undertakes to make without undue delay after Closing an offer of employment to the sales employees listed on Schedule 6(b) (the “European Employees”) at the same terms and conditions of employment as currently in force and taking into account for all purposes the time of service of the European Employees with Sellers or Sellers’ Affiliates.
     (c) Noncompetition; Nonsolicitation; Confidentiality.
          (i) Except to the extent otherwise permitted under Section 6(c)(ii), Parent and each Seller agrees that, during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”), neither Parent nor either Seller nor any of their Affiliates shall, directly or indirectly, engage in the manufacture or sale of Products other than Excluded Products (the “Restricted Activity”).
          (ii) Notwithstanding anything to the contrary contained in Section 6(c)(i), Buyer hereby agrees that the provisions set forth in such clause shall not prohibit or restrict in any way Parent, either Seller or any of their Affiliates from directly or indirectly engaging in the following activities:
               (A) the purchase, manufacture, marketing, distribution, sale, research or development by Parent, either Seller or any of their Affiliates of any materials used as a raw material in the manufacture of Products;
               (B) the purchase of Products from another Person (excluding any Affiliate of Parent or either Seller), the incorporation of Products into any material, and the manufacture, marketing, distribution, sale, supply or sale of such material by Parent, either Seller or any of their Affiliates;
               (C) the ownership by Parent, either Seller or any of their Affiliates, individually or in the aggregate, of 8% or less of the outstanding voting securities of any Person engaged in the Restricted Activity, regardless of whether or not such securities are listed on a national or foreign securities exchange or on the NASDAQ National Market;
               (D) the acquisition by Parent, either Seller or any of their Affiliates of any Person (whether through the purchase of stock or assets or by way of merger, consolidation or other transaction) engaged in the Restricted Activity (the “Acquired Person”) so long as the gross sales of the Restricted Activity of such Acquired Person do not exceed 8% of the total gross sales of such Acquired Person during the trailing 12-month period ended as of the last day of the calendar month that is at least 30 days but not more than 60 days prior to the date that the definitive documentation with respect to such acquisition is executed; or
               (E) the engagement in the Restricted Activity by any Person (other than by or through Parent or either Seller) that acquires Control of Parent or either Seller (an “Acquiring Business”); provided, however, that such Person is not an Affiliate of Parent or either Seller as of the date hereof and was not an Affiliate of Parent or either Seller immediately prior to the transaction pursuant to which such Person acquired Control of Parent or such Seller.
          (iii) Subject to the restrictions in the succeeding sentence, if Parent or either Seller, directly or through any of their Affiliates, acquires during the Restricted Period any interest in a Person conducting the Restricted Activity in accordance with Section 6(c)(ii)(D) above, Parent or such Seller shall give Buyer written notice of such acquisition promptly after such acquisition is completed and in such notice shall offer to sell to Buyer that portion of the business of the acquired entity engaged in the Restricted Activity (a “Restricted Business”) at a price equal to the Applicable Multiple and Metric of the Restricted Business. “Applicable Multiple and Metric” means the multiple and metric (including the time period over which such metric is measured) used to determine the price paid by Parent or such Seller to make such acquisition. Buyer shall have 60 days from the date such notice is deemed effective pursuant to Section 11(g) to determine whether to purchase the Restricted Business. During such 60-day period, Parent or such Seller shall make available to Buyer such books and records regarding the Restricted Business as Buyer shall reasonably request, subject to Buyer entering into a customary confidentiality agreement. If Buyer gives Parent or such Seller written notice of its acceptance of such offer within such 60-day period, then such parties shall use commercially reasonable efforts to close such transaction as soon as reasonably practicable thereafter. If Buyer gives Parent or such Seller written notice that it rejects such offer or if Buyer fails to give Parent or such Seller written notice accepting such offer within such 60-day period, then Parent or such Seller shall have the right to operate such Restricted Business as it sees fit in its sole discretion, except that neither Parent nor either Seller nor any of their Affiliates shall, directly or indirectly, (A) disclose any confidential or proprietary information related to the Purchased Assets to the Restricted Business or (B) license or otherwise permit the Restricted Business to use any of the Transferred Intellectual Property (1) during the time that Parent, either Seller or any of their Affiliates own any interest in such Person (and such Person continues to engage in the Restricted Business), (2) in connection with the sale of such Person to any Person that is not an Affiliate of Parent or either Seller, or (3) thereafter.
          (iv) Except to the extent otherwise permitted under Section 6(c)(ii), Parent and each Seller agrees that, during the Restricted Period, neither Parent nor any Seller nor any of their Affiliates shall: (A) cause, solicit, induce or encourage any Employees to leave such employment, provided, however, this prohibition shall not apply to any Employee who responds to a public solicitation not targeted directly at such Employee or the Business; or (B) cause, induce or encourage any material customer or supplier of the Business to terminate or modify any such relationship. Additionally, Parent and each Seller agree that, during the two-year period following the Closing Date, neither Parent nor any Seller nor any of their Affiliates shall hire, employ or otherwise engage the services of any of the Persons set forth on Schedule 6(c)(iv), unless Buyer has terminated such Person’s employment with Buyer or Buyer’s Affiliate prior thereto.
          (v) From and after the date hereof, Parent and Sellers shall not and shall cause their Affiliates and their respective officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Buyer, any Confidential Information (as defined below). Sellers and their officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Sellers shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 6(c)(v), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, Know-How, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder.

          (vi) The Parties acknowledge and agree that the time, scope, and other provisions of this Section 6(c) have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. The Parties further agree that if, at any time, despite the express agreement of the Parties, a court of competent jurisdiction holds that any portion of this Section 6(c) is unenforceable because any of the restrictions therein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions which are held unenforceable.
     (d) Use of “Celanese” Name. As soon as practicable, and in any event within 180 days after the Closing Date, Buyer shall not use or display the name “Celanese” or variations thereof, trade names, logos or identifiers using such name or otherwise owned by or licensed to either Seller or its Affiliates, without the prior written consent of Sellers.
     (e) Taxes; Prorations.
          (i) Tax Indemnification. Except to the extent taken into account in determining the Final Working Capital, Sellers hereby agree, jointly and severally, to be liable for and to indemnify and hold Buyer and its Affiliates (including the Companies) and their respective stockholders, officers, directors, employees, agents and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the Buyer Indemnified Parties the amount of, any and all losses or damages resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party, based on, attributable to, or resulting from (i) all Taxes of or with respect to the Companies (or any predecessors thereof) or attributable to the Purchased Assets (A) for any taxable period ending on or before the Closing Date, (B) for the portion of any Straddle Tax Period ending at the close of business on the Closing Date (determined as provided in Section 6(e)(iv) and Section 6(e)(v)) and for the avoidance of doubt including any trade Tax (Gewerbesteuer) triggered on the level of Infraserv due to the transactions contemplated by this Agreement; and (C) for any taxable period ending after the Closing Date to the extent additional VAT is levied based upon Section 1 para. 1a 3rd sentence, Sections 15(a) or 17 of the German VAT Act and is related to supplies made or received prior to the Closing Date; (ii) the failure of any of the representations and warranties contained in Section 3(m) to be true and correct (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; (iii) any Seller Taxes; and (iv) any liability or obligation provided for under Section 75, 73 of the German General Tax Code (Abgabenordnung) or Section 1 (para. 1a of the German VAT Act) or any similar provision which relates to Taxes incurred by Sellers or the Companies in a taxable period or portion thereof ending on or prior to the Closing Date. By way of clarification, with respect to any losses or damages arising out of a matter that constitutes both a breach of a representation or warranty and an Excluded Liability, such losses and damages shall be treated as an Excluded Liability and Sellers’ indemnification obligation hereunder shall not require Sellers to indemnify the Buyer Indemnified Parties against the same losses and damages twice.

          (ii) Sales and Transfer Taxes. All sales and transfer taxes other than VAT (including real property transfer taxes and including such taxes accrued at the level of Infraserv Oberhausen) arising in connection with the sale and transfer of the Purchased Assets will be shared equally between Buyer, on the one hand, and Sellers on the other hand, and Buyer or Sellers, as the case may be, will file, to the extent required by applicable law, all necessary Tax Returns required to be supplied to any Taxing Authority with respect to such sales and transfer Taxes.
          (iii) Filing of Tax Returns; Payment of Taxes.
          (A) Sellers shall cause each Company to timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice. Sellers shall provide Buyer with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for Buyer’s review and approval, such approval not to be unreasonably withheld or delayed.
          (B) Buyer will be responsible for the preparation and filing of all Tax Returns in respect of the Purchased Assets and the Companies which are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of Sellers will include the operations of any of the Companies or the Purchased Assets); provided, however, that, for any Tax Return for Taxes for which Buyer is to be indemnified under Section 6(e)(i), Buyer shall provide the Sellers with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for the Sellers’ review and approval, such approval not to be unreasonably withheld or delayed. Subject to the rights to payment from the Sellers under paragraph (C) below, Buyer will make all payments required with respect to any such Tax Return.
          (C) In the event of any disagreement between the Sellers and Buyer with respect to any Tax Return for which the other party has the right of review and approval (as described in paragraphs (A) and (B) above), the Sellers and Buyer shall attempt in good faith to resolve any such disagreement regarding such Tax Return prior to the due date for filing. In the event that the Sellers and Buyer are unable to resolve any dispute with respect to such Tax Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6(e)(xi), which resolution shall be binding on the parties.
          (D) Not later than five days prior to the due date for the payment of Taxes on any Tax Returns which Buyer has the responsibility to cause to be filed pursuant to paragraph (B) above, the Sellers shall pay to Buyer the amount of Taxes as reasonably determined by Buyer, owed by the Sellers pursuant to the provisions of Section 6(e)(iv) and Section 6(e)(v). No payment pursuant to this paragraph (D) shall excuse the Sellers from their indemnification obligations pursuant to Section 6(e)(i) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Sellers’ payment under this paragraph (D).
          (iv) Straddle Period Tax Allocations. Each Company will, unless prohibited by applicable law, close the taxable period of such Company as of the close of business on the Closing Date. For the avoidance of doubt, no Company is obligated to change its fiscal year (other than as provided for in Section 5(i)) to end as of the Closing Date. If applicable law does not permit a Company to close its taxable year on the Closing Date, Taxes (other than property taxes which are subject to the provisions of Section 6(e)(v) below), if any, attributable to such Straddle Tax Period shall be allocated (i) to the Sellers for the period up to and including the close of business on the Closing Date, and (ii) to Buyer for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Tax Period shall be made by means of a closing of the books and records of each Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Buyer shall be responsible for any Tax resulting from transactions occurring after the Closing and prior to the close of business of Closing Date outside of the Ordinary Course of Business and other than any transactions contemplated by this Agreement.
          (v) Property Taxes. Real and personal property Taxes relating to the Purchased Assets and the Companies’ assets for the taxable period in which the Closing Date occurs will be equitably prorated (in the event that final assessed Tax amounts are not available for the Closing, the proration will be based upon the Tax bill for the last full finally assessed Tax year) between Buyer and Sellers, as follows: Sellers shall be responsible for all such Taxes assessed for any period up to and including the Closing Date, and Buyer shall be responsible for all such Taxes for the period commencing with the day after the Closing. All Taxes will be prorated on the assumption that an equal amount of Taxes applies to each day of the year, regardless of how any installment payments are billed or made. Within 30 Business Days after any such Taxes prorated on an estimated basis are finally assessed, Sellers shall pay to Buyer or Buyer shall pay to Sellers, as the case may be, its proportionate share of any difference between the estimated and assessed Taxes.
          (vi) Abatements, Refunds and Credits. Sellers shall be entitled to any abatements, refunds or credits of Taxes relating to the Purchased Assets or the Companies for the period prior to and including the Closing Date, net of any costs incurred or Taxes payable in respect of the receipt of such abatements, refunds or credits. Buyer will promptly notify and forward to Sellers the amounts of any such abatements, refunds or credits received by Buyer within 15 days after receipt thereof. Any abatements, refunds and credits of Taxes relating to a Straddle Tax Period shall be shared, net of any costs incurred or Taxes payable in respect of the receipt of such abatements, refunds or credits, proportionately between Sellers and Buyer based on the portion of the taxable period in question that each owned the Purchased Assets or the

Companies. Buyer shall not amend any Tax Return of a Company covering any taxable period that ends on or prior to the Closing Date unless required by law.
          (vii) Tax Audits. After the Closing, Buyer will notify Sellers in writing, within fifteen (15) days after its receipt of any correspondence, notice or other communications from a Taxing Authority or any representative thereof, of any pending or threatened Tax audit, or any pending or threatened judicial or administrative proceedings that involves Taxes relating to the Purchased Assets or the Companies for the period prior to and including the Closing, and furnish Sellers with copies of all correspondence received from any such Taxing Authority in connection with any audit or information request with respect to any such Taxes relating to the Purchased Assets or the Companies for the period prior to and including the Closing to the extent such correspondence relates to an amount that is subject to indemnification by the Sellers pursuant to Section 6(e)(i).
          (viii) Tax Claims. Notwithstanding any provision of this Agreement to the contrary, with respect to any Claim for abatement, refund, audit examination, notice of deficiency or assessment or any judicial or administrative proceeding that involves Taxes relating to the Purchased Assets or the Companies, (collectively, a “Tax Claim”), Buyer shall have the right, at the expense of the Sellers to the extent such Tax Claim is subject to indemnification by the Sellers pursuant to Section 6(e)(i) hereof, to represent the interests of the Companies in any such Tax Claim (or to otherwise prosecute or contest such Tax Claim relating to the Purchased Assets); provided, that with respect to a Tax Claim that is subject to indemnification by the Sellers pursuant to Section 6(e)(i), (A) Buyer shall keep the Sellers reasonably informed of the progress of such Tax Claim and consult seriously and in good faith with the Sellers and their tax advisors with respect to any issue relating to such Tax Claim; (B) Buyer shall provide the Sellers with copies of all correspondence, notice or other written materials received from any Taxing Authorities and shall otherwise keep the Sellers and their tax advisors advised of significant developments in the Tax Claim and of significant communications involving representations of the Taxing Authorities; (C) Buyer shall provide the Sellers with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that the Sellers or their tax advisors may have with respect thereto; and (D) there will be no settlement, resolution, or closing or other agreement with respect thereto without the consent of the Sellers, which consent will not be unreasonably withheld.
          (ix) Proration of Certain Expenses. Except as set forth in Sections 6(e)(i) through 6(e)(viii), all expenses relating to the business operations of the Facilities and Purchased Assets and the Companies that are normally pro-rated, including water and sewer use charges, other charges in the nature of utility services, rents, permit, license, registration, compliance or other fees for Permits, for the period prior to and including the Closing Date will be for the account of Sellers, and all such expenses for the period after the Closing Date will be for the account of Buyer, all as determined by the accrual method of accounting. All prorations will be made on the basis of the actual number of days of the month or year, as applicable, which will have elapsed as of the Closing Date and based upon a 365-day year. Sellers shall prepare a good-faith estimate of each Party’s respective pro-rated share of such expenses as of the Closing

Date. At the Closing, such estimate shall be compared to the actual expenses that have been paid as of the Closing by Sellers, and the Parties shall make such payments to each other as may be required in order to cause the Sellers’ actual expenses paid as of the Closing conform to Sellers’ estimated pro-rata portion of such expenses. Within 90 days following the Closing, Sellers shall calculate the actual expenses relating to the business operations of the Facilities and the Purchased Assets and the Companies and the pro-rata portion of same for each of Sellers and Buyer as of the Closing Date and the difference, if any, between such actual pro-rata portions of such expenses for each of Sellers and Buyer and the estimated pro-rata portions of such expenses for each of Sellers and Buyer prepared by Sellers in accordance with this Section 6(e)(ix), which difference, if any, shall be set forth in writing by Sellers. Payment of the difference (which difference shall be adjusted to account for any actual payment made between the Parties on the Closing Date as contemplated by this Section 6(e)(ix) shall be made within 10 business days following delivery of such written statement by wire transfer in US dollars in immediately available funds to the account designated by the recipient Party and delivered to the paying Party.
          (x) Costs and Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary herein, Buyer will be responsible for (A) all costs and expenses associated with the obtaining of any title insurance policy and all endorsements thereto that Buyer elects to obtain, (B) all fees and expenses of any nature whatsoever incurred in obtaining the approval of any Governmental Entity for the payment by Buyer of the Estimated or Final Purchase Price hereunder, and (C) all costs and fees in connection with the assignment of the registered Transferred Intellectual Property and the Real Property to Buyer before any Governmental Entity (except any costs incurred to clear Sellers’ title prior to such assignment). Sellers and Buyer each represent and warrant to the other, respectively, that, except as set forth on Schedule 6(e)(x), no broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. Each of Sellers and Buyer will pay to the other, or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all Claims for all brokerage fees, commissions, and finders’ fees (other than as described above) incurred by reason of any action taken by the indemnifying party.
          (xi) Disputes. Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to Sellers and Buyer. The fees and expenses of such accounting firm shall be borne equally by Sellers, on the one hand, and Buyer on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.
          (xii) Time Limits. Any claim for indemnity under this Section 6(e) may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).
          (xiii) Exclusive Tax Remedy. The indemnification provided for in this Section 6(e) shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 3(m). In the event of a conflict between the provisions of this Section 6(e), on the one hand, and the provisions of Section 8, on the other, the provisions of this Section 6(e) shall control. For the avoidance of doubt, the indemnity for Taxes provided for in this Section 6(e) shall not be subject to the “Indemnification Threshold” or “Indemnification Cap” as set forth in Section 8(e) or the minimum €20,000 threshold described in the last sentence of Section 8(e).
          (xiv) U.S. Entity Classification Election. Parent shall make or cause to be made a U.S. entity classification election pursuant to Treasury regulation § 301.7701-3(c) (“U.S. Election”) with respect to the Entire Eoxo Interest after acquiring the Degussa Interest and prior to the Closing Date. The effect of such U.S. Election shall be to treat Eoxo as a disregarded entity for U.S. federal income tax purposes prior to the Closing Date.
     (f) Post Closing Cooperation by Buyer. The Parties recognize that, notwithstanding the transfer of the Purchased Assets to Buyer, following the Closing, Sellers will need access to certain information, records and assistance with respect to the Purchased Assets and the Companies’ assets relating to the period prior to Closing. Accordingly, the Parties agree as follows:
          (i) Information and Administrative Support. For a period of seven years after the Closing Date (or, if requested in writing by Sellers within seven years after the Closing Date, until the closing of the examination of Sellers’ federal and state income Tax Returns for all periods prior to and including the Closing Date, if later), Buyer agrees that it will, promptly following the request of any Seller and at Sellers’ expense, provide such information and administrative support as will be reasonably requested by any Seller to enable Sellers to comply with its obligations with respect to the issuance of Forms W-2, 1099 and other Tax reports, reports and notices relating to pension, profit sharing, health and other plans, income Tax Returns, preparation of financial statements and completion of Sellers’ audit for the two fiscal years ended December 31 following the Closing Date, and other similar matters.
          (ii) Books and Records. For a period of seven years after the Closing Date (or, if requested in writing by Sellers within seven years after the Closing Date, until the closing of the examination of Sellers’ federal and state income Tax Returns for all periods prior to and including the Closing Date, if later), Buyer will not dispose of any Records relating to any of the Purchased Assets or the Companies’ assets delivered to it by Sellers without first giving notice to Sellers of its intent to so dispose of such Records, and permitting Sellers to retain or copy such Records at Sellers’ expense as Sellers may select. During such period, Buyer will permit Sellers to examine and make copies, at Sellers’ expense, of such Records for any reasonable purpose, including any litigation now pending or hereafter commenced against any Seller, or the preparation of Tax Returns.

          (iii) Employees. For a period of six years after the Closing Date, Buyer will make available to Sellers on a reasonable basis and as requested from time to time by Sellers after the Closing Date at Sellers’ expense, those of Buyer’s employees with knowledge of, or relevant to, the matters described in this Section 6(f) for the purpose of consultation, investigation or testimony in connection therewith.
          (iv) Return of Records. After the Closing Date, Buyer shall deliver to Sellers any records of Sellers transferred to Buyer pursuant to this Agreement if such records (A) were transferred to Buyer by mistake, (B) are unrelated to the Purchased Assets or the Companies’ assets or (C) were not otherwise contemplated to be transferred to Buyer pursuant to this Agreement. Buyer shall be obligated to immediately deliver to Sellers the above-referenced records upon Sellers’ request therefor or upon Buyer’s becoming aware of any such records.
     (g) Further Assurances.
          (i) From and after the Closing Date, Sellers shall pay and discharge, in accordance with past practice but not less than on a commercially reasonable timely basis, all accounts payable incurred by Sellers or the Companies on or prior to the Closing Date in respect of the Business and included in the Excluded Liabilities.
          (ii) Sellers and Buyer agree that after the Closing Date they will hold in trust and will promptly transfer and deliver to the proper recipient thereto, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation, any insurance proceeds, and will account to the other for all such receipts.
     (h) Notification of Transfer. At all times following the Closing, Buyer will notify promptly (with a copy of such notice to Sellers) all relevant Governmental Entities and third Persons of the change in ownership of the Purchased Assets resulting from the transactions contemplated herein, to the extent required by applicable law or any Material Contract.
     (i) Special Indemnification. Unless expressly stated otherwise in this Agreement, Buyer shall indemnify each Seller and any Affiliate of any Seller if and to the extent:
          (A) a Seller and/or any Affiliate of any Seller is held liable for any Liabilities arising out of or in connection with (i) the conduct of the business of, or any action taken by a Seller and/or any Affiliate of any Seller with respect to, any Company, European Pipeline, Neu-Oberhausen GmbH or Studiengesellschaft mbH or (ii) a Seller and/or any Affiliate of any Seller being directly or indirectly a partner or shareholder of such Company, European Pipeline, Neu-Oberhausen GmbH or Studiengesellschaft mbH, in each case, to the extent any Claim is made against a Seller and/or any Affiliate of any Seller or a Seller and/or any Affiliate of any Seller is held liable by a third party (including any Governmental Entity), or a Company, European Pipeline, Neu-Oberhausen GmbH or Studiengesellschaft mbH, and such Seller would not be liable to Buyer under this Agreement for such Claim; or

          (B) a Seller and/or any Affiliate of any Seller is held liable by any third party or a Company (1) as former unlimited partner of Infraserv Oberhausen under Sections 161 para. 2, Section 160 para. 1 German Commercial Code (Handelsgesetzbuch) or (2) as former limited partner of Infraserv Oberhausen under Section 172 para. 4 German Commercial Code (Handelsgesetzbuch), provided that such Seller would not be liable to Buyer under this Agreement for such liability.
This Section shall constitute with respect to Sellers and their Affiliates a contract for the benefit of a third party.
     (j) Environmental Matters.
          (i) Transfer of Environmental Permits. Prior to and following the Closing, the Parties agree to cooperate and take all actions reasonably necessary to effectuate the transfer of Permits issued pursuant to Environmental Laws or, if the transfer of such Permits is not allowed under Environmental Laws, the Parties agree to cooperate and take all actions reasonably necessary to obtain new Permits required pursuant to Environmental Laws. To this end and without limiting the generality of the foregoing, Sellers shall (a) transfer the existing Title V air permit at Bay City to Purchaser and shall independently apply for any air permits required for the Sellers retained operations, (b) use commercially best efforts to cause the Texas Commission on Environmental Quality to separate the obligations under the Bay City Resource Conservation and Recovery Act (“RCRA”) hazardous waste permit so that (A) the permit issued to Buyer shall be limited to the two active RCRA units (the hazardous waste burning boilers and the container storage area) and (B) Sellers obtain a permit or RCRA order to address all corrective action obligations, including, but not limited to those associated with the RCRA closed units and the RCRA Corrective Action Unit Landfill F-2/F-3.
          (ii) Until such time as the Governmental Entities have transferred the RCRA permit to Buyer, separated the obligation the obligation thereunder as set forth in subsection (j)(i) above and approved the form of financial assurances that Buyer must post to continue to operate the two active RCRA waste management units, Sellers shall maintain its financial assurances. Once the Governmental Entities have accepted Buyer’s form of financial assurances and those assurances have been put in place, Sellers shall be obligated only to maintain the financial assurances necessary to satisfy the Governmental Entities with respect to the on-going RCRA investigation and Remediation.
          (iii) Single Site Petition. The Parties agree to join in filing single site petitions pursuant to 30 TAC 101.2(b) for each of their Bishop and Bay City operations.
     (k) Marl Demolitions. Sellers shall reimburse the Buyers Indemnified Parties for all necessary and reasonable third-party costs and expenses incurred after the Closing and required by law or by the contracts with Degussa Immobilien GmbH and Co. KG for the demolition and removal of the butanol distillation and MD-hydrogeneration units, for which there was a decision to close prior to Closing and which are either closed or will subsequently be closed, at the Company Facility in Marl, Germany.

     (l) License of Retained Intellectual Property. The assignment of the Transferred Intellectual Property to Buyer is hereby subject to retention by Sellers of an irrevocable, worldwide, perpetual, non-exclusive, nontransferable, royalty-free license, with the right to sublicense without consent, under U.S. Patent No. 4871879, Rhodium Recovery from Hydroformylation (Seller Docket No. 7060) (the “Licensed Patent”) and all Know-How primarily used or held for use in connection with the Business or the Products (the “Licensed Know-How”), to make, have made, use, copy, display, perform, import, sell, offer to sell, create derivative works and modifications, distribute or otherwise dispose of products and services that incorporate or otherwise use the Licensed Patent and/or Licensed Know-How, provided that the foregoing license shall not include any right to use or otherwise exploit the Licensed Patent or Licensed Know-How in the oxo chemicals field. Sellers hereby grant Buyers an irrevocable, worldwide, perpetual, royalty-free license, with the right to sublicense without consent, under the Retained Know-How. Said license of Retained Know-How shall be sole and exclusive within the oxo chemicals field. To facilitate Buyer’s commercial use of the Retained Know-How, Sellers further agree to transfer to Buyer a copy of any Retained Know-How at a cost no greater than the cost to Sellers for such transfer.
     (m) Seller Guarantees.
          (i) Buyer acknowledges that Sellers have the outstanding guarantees listed on Schedule 6(m) (collectively, the “Seller Guarantees”). Buyer and Sellers agree that, promptly following the date hereof, they shall contact the beneficiaries of such Seller Guarantees, and Sellers and Buyer shall use commercially reasonable efforts and cooperate (including arranging meetings or telephone conferences with such beneficiaries) to obtain from the beneficiaries the release of Sellers from the Seller Guarantees effective as of the Closing Date, and to obtain a consent of such beneficiaries to accept replacement guarantees, letters of credit or other financial assurances from the Lenders or other financial institutions. Sellers agree that following the Closing they shall continue any remaining Seller Guarantees in an aggregate amount not to exceed €40,000,000 (the “Continuing Guarantees”), and Buyer acknowledges that Sellers may terminate prior to Closing any Seller Guarantees in excess of the Continuing Guarantees; provided, however, that Sellers shall only be required to keep (A) the Continuing Guarantees remaining outstanding for up to (and not more than) 30 days following the Closing Date, and (B) Continuing Guarantees equal to not more than €10,000,000 in the aggregate outstanding for 60 days following Closing. After the 60th day following Closing, Sellers shall not be obligated to maintain any Seller Guarantees. Sellers’ termination of Seller Guarantees in accordance with this Section 6(m) shall not constitute a breach of this Agreement and Sellers shall have no Liability to Buyer by reason thereof, including without limitation any Liability relating to termination of any Contract in accordance with its terms, the performance of which is subject to such Seller Guarantees.
     At Closing, Buyer will deliver counter guarantees in form and substance reasonably satisfactory to Sellers to be issued by the Lenders or such other financial institutions as are reasonably satisfactory to Sellers in favor of Sellers in respect of any Seller Guarantees not terminated as of the Closing, and Buyer shall cause such counter guarantees to remain in place until such Seller Guarantees are released. Sellers agree that, following the Closing, Sellers will not modify (except for the termination of such Seller Guarantees in accordance with this Section 6(m)(i)) any such Seller Guarantees while they remain outstanding without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed.
          (ii) With respect to the RWE Contract, (A) the Parties shall use their commercially reasonable efforts to obtain prior to the Closing RWE Energie AG’s consent to the assignment of the RWE Contract to Buyer, (B) to the extent that RWE Energie AG conditions the grant of its consent on Buyer obtaining a guarantee or other form of financial assurance, from and after the date of this Agreement Buyer will use its commercially reasonable efforts to obtain such guarantee or form of financial assurance, and (C) if Buyer is unable to obtain RWE Energie AG’s consent, Buyer and Sellers shall enter a lawful arrangement reasonably satisfactory to Buyer and Sellers that enables Buyer to obtain the benefits of and assume the obligations under the RWE Contract as provided in Section 2(a)(v).
     (n) Transition Services. From and after the Closing Date until the first anniversary of the Closing Date, each Party shall provide to the other Party such transition services as the other Party reasonably may request, taking into account the services set forth on Schedule 6(n), in a manner and at a level consistent with the historical practices of the Business. During the first six-month period following the Closing, the Party receiving the service shall pay to the Party providing such service on a monthly basis a fee for such service equal to the cost incurred by such Party to provide the service. During the second six-month period following the Closing, the Party receiving the service shall pay to the Party providing such service on a monthly basis a fee for such service equal to 120% of the cost incurred by such Party to provide the service.
     (o) Oberhausen Hereditary Building Right. With respect to the Company Real Property, Sellers shall take all reasonable actions, at their cost, to terminate that certain hereditary building right in favor of Synthese Gasanlage Ruhr GmbH, Oberhausen, encumbering the Company Real Property (in particular the Company Real Property registered in the land registers of Holten, folio 0071, plot 6, parcels 621 and 622 and land register of Holten, folio 0051, plot 6, parcels 624, 625, 629, 631, 632, 633, 634, 635, 636 and 637) and shall bear all costs or obligations deriving from such termination.
     7. Conditions to Obligation to Close.
     (a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions:
          (i) The representations and warranties set forth in Sections 3(a), 3(b), 3(k) and 3(n) shall be true and correct at and as of the Closing Date, and the other representations and warranties set forth in Section 3 above shall be, in the aggregate, true and correct in all material respects at and as of the Closing Date, as if made on and as of such date, except to the extent that such representations and warranties are qualified by terms such as “material,” “Material Adverse Change” or “Material Adverse Effect,” in which case such representations and warranties shall be, in the aggregate, true and correct in accordance with their respective terms at and as of the

Closing Date, except for the entering of Contracts by Sellers and the Companies in the Ordinary Course of Business for which Buyer’s consent is not required by Section 5(c)(ii) and such other actions to which Buyer has consented in writing;
          (ii) Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material,” “Material Adverse Change” or “Material Adverse Effect,” in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;
          (iii) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;
          (iv) Sellers shall have delivered to Buyer a certificate duly executed by an authorized representative to the effect that each of the conditions specified in Sections 7(a)(i) and (ii) is satisfied in all respects;
          (v) Sellers shall have delivered to Buyer the Deeds, the Assignment Agreement, the FIRPTA Affidavit and stock powers or other appropriate transfer instruments with respect to the Acquired Share Interests, the Ancillary Shares and the Purchased Assets, each duly executed by the applicable Sellers and evidencing the transfer of the Purchased Assets and the Assumed Liabilities to Buyer;
          (vi) Sellers shall have delivered to Buyer the Ancillary Agreements, duly executed by Sellers;
          (vii) Each Seller shall have executed and delivered to Buyer a certificate as to: (A) resolutions (or other corporate instruments as applicable) embodying all corporate and partnership actions taken by and on behalf of such Person to authorize the execution, delivery and performance of this Agreement by such Person; and (B) the incumbency of each officer signing this Agreement or any agreement, document or instrument executed in connection with this Agreement or the transactions contemplated by this Agreement on behalf of such Person;
          (viii) The consent of each Relevant Competition Authority shall have been obtained;
          (ix) The consent of each Person set forth on Schedule 7(a)(ix) to the transactions contemplated by this Agreement, to the extent required in order to consummate the transactions contemplated by this Agreement, shall have been obtained (the “Material Consents”), provided, however, that a Material Consent shall not constitute a condition to Closing hereunder to the extent that Sellers provide, with Buyer’s reasonable cooperation, a lawful arrangement reasonably satisfactory to Buyer and Sellers as provided in Section 2(a)(v) that enables Buyer to obtain the benefits of and assume the obligations under the Contract with respect to which the Material Consent has not been obtained in substantially the same manner as if such Material Consent had been obtained;

          (x) The Eoxo Transaction shall have been completed;
          (xi) A release and discharge of the Deutsche Bank Liens shall have been obtained;
          (xii) There shall not have occurred any event which would or would reasonably be expected to have a Material Adverse Effect; and
          (xiii) Except for the Contracts listed on Schedule 7(a)(xiii) and except as otherwise expressly contemplated by this Agreement, Sellers shall have caused the termination of (A) all Contracts between any Seller or its Affiliate, on the one hand, and any Company, on the other hand, and (B) all Contracts between any Seller or its Affiliate, on the one hand, and any other Seller and its Affiliate, on the other hand, that relate to the Business and if not terminated would be included in the Purchased Assets or Assumed Liabilities.
Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.
     (b) Conditions to Sellers’ Obligation. Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions:
          (i) the representations and warranties set forth in Sections 4(a) and 4(b) shall be true and correct at and as of the Closing Date, and the other representations and warranties set forth in Section 4 above shall be, in the aggregate, true and correct in all material respects at and as of the Closing Date, as if made on and as of such date, except to the extent that such representations and warranties are qualified by terms such as “material,” “Material Adverse Change” or “Material Adverse Effect,” in which case such representations and warranties shall be, in the aggregate, true and correct in accordance with their respective terms at and as of the Closing Date;
          (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material,” “Material Adverse Change” or “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;
          (iii) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;
          (iv) Buyer shall have delivered to Sellers a certificate duly executed by an authorized representative to the effect that each of the conditions specified in Sections 7(b)(i) and (ii) is satisfied in all respects;

          (v) Buyer shall have delivered to Sellers the Deeds and the Assignment Agreement, evidencing the acceptance of the Purchased Assets and the assumption of the Assumed Liabilities by Buyer;
          (vi) Buyer shall have delivered to Sellers the Ancillary Agreements, duly executed by Buyer;
          (vii) Buyer shall have delivered the Closing Payment to Sellers;
          (viii) Buyer shall have executed and delivered to Sellers a certificate as to: (A) resolutions embodying all corporate actions taken by and on behalf of such Person to authorize the execution, delivery and performance of this Agreement; and (B) the incumbency of each officer signing this Agreement or any agreement, document or instrument executed in connection with this Agreement or the transactions contemplated by this Agreement on behalf of such Person;
          (ix) The consent of each Relevant Competition Authority shall have been obtained;
          (x) Each Material Consent shall have been obtained; provided, however, that a Material Consent shall not constitute a condition to Closing hereunder to the extent that Sellers provide, with Buyer’s reasonable cooperation, a lawful arrangement reasonably satisfactory to Buyer and Sellers as provided in Section 2(a)(v) that enables Buyer to obtain the benefits of and assume the obligations under the Contract with respect to which the Material Consent has not been obtained in substantially the same manner as if such Material Consent had been obtained;
          (xi) A release and discharge of the Deutsche Bank Liens shall have been obtained; and
          (xii) U.S. Buyer shall have registered with the State of Texas for sales and use tax purposes.
Sellers may waive any condition specified in this Section 7(b) if Sellers execute a writing so stating at or prior to the Closing.
     8. Remedies for Breaches of this Agreement.
     (a) Survival of Representations and Warranties. The representations and warranties of the Parties made or provided for in this Agreement shall survive the Closing for a period of 30 days following the completion of audited financial statements for the Business for the fiscal period ended December 31, 2007, but in no event later than July 31, 2008; provided, however, that the representations and warranties in Sections 3(a), 3(b), 3(k)(i), 3(k)(ii), 3(n), 4(a) and 4(b) shall survive indefinitely, and the representations and warranties in Section 3(m) shall survive for the period provided in Section 6(e)(xii). The covenants contained in this Agreement shall survive until fully discharged. No Claim for indemnification for breaches of any representation, warranty or covenant may be asserted after the expiration of the applicable survival period set forth in this Section 8(a). So long as an Indemnified Party asserts a Claim for indemnification under and in accordance with this Section 8 for a breach by another Party of any of its representations, warranties or covenants contained in this Agreement prior to the expiration of the applicable survival period set forth in this Section 8(a), such Indemnified Party shall be deemed to have preserved its rights to indemnification under this Section 8 regardless of when such Claim is ultimately liquidated or resolved. Claims by Sellers relating to Assumed Liabilities may be brought at any time following the Closing.
     (b) Indemnification by Sellers. Subject to the provisions of this Section 8, Sellers agree to indemnify, defend and hold harmless the Buyer Indemnified Parties from and after the Closing, against any and all Claims to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty of either Seller set forth in this Agreement or any agreement, document or instrument delivered pursuant to this Agreement, (ii) any failure to perform or comply with any of the covenants, conditions or agreements of either Seller set forth in this Agreement or any agreement, document or instrument delivered pursuant to this Agreement; or (iii) any Excluded Liability.
     (c) Indemnification by Buyer. Subject to the provisions of this Section 8, Buyer agrees to indemnify, defend and hold harmless each Seller, their respective Affiliates and their respective officers, directors, representatives, agents and employees (the “Seller Indemnified Parties”), from and after the Closing, against any and all Claims to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty of Buyer set forth in this Agreement or any agreement, document or instrument delivered pursuant to this Agreement, (ii) any failure to perform or comply with any of the covenants, conditions or agreements of Buyer set forth in this Agreement or any agreement, document or instrument delivered pursuant to this Agreement, or (iii) any Assumed Liabilities.
     (d) Indemnification Procedures.
          (i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a Claim for indemnification against any other Party (the “Indemnifying Party”) then the Indemnified Party shall promptly (and in any event within ten Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing. The failure to notify the Indemnifying Party promptly of a Third Party Claim shall not relieve the Indemnifying Party from its indemnification obligation hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby.
          (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not waive any defense, cause of action or counterclaim or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably). In the event that the Indemnifying Party assumes the defense as provided in this Section 8(d), the Indemnified Party shall have the right to participate in such defense (including with counsel of its choice), at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. In the event that the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of any Third Party Claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not consent to the entry of any judgment or enter into a settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).
          (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, on behalf of and for the risk of the Indemnifying Party and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.
          (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).
          (v) The Party assuming the defense under this Section 8(d) shall keep the appropriate Parties reasonably informed regarding the progress and status thereof.
          (vi) In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement, provided, however, that failure of the Indemnified Party to give the Indemnity Notice will not relieve the Indemnifying Party from liability hereunder unless and solely to the extent that the Indemnifying Party did not otherwise learn of such Claim and such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and will not in any event relieve the Indemnifying Party from any obligations to the Indemnified Party other than the indemnification obligation provided herein. In the event that the Indemnifying Party disputes the validity or scope of the Claim set forth in the Indemnity Notice, the parties will use their good faith efforts to resolve such matter within 30 days of receipt of the Indemnity Notice. If the dispute is not resolved during such 30-day period, such matter shall be resolved in accordance with Section 11(h).
     (e) Limitations. The amount of any Claim indemnifiable by an Indemnifying Party pursuant to this Section 8 shall be reduced by the amount of any insurance proceeds resulting from the subject matter of such Claim actually received by the Indemnified Party in respect of such Claim (net of any resulting increase in insurance premiums and any expenditures made in connection with obtaining such insurance recovery). Sellers shall not be required to indemnify Buyer under Section 8(b)(i) with respect to any Claims, and Buyer shall not be required to indemnify Sellers under Section 8(c)(i) with respect to any Claims, until the aggregate amount of all such Claims against Seller, or against Buyer, as the case may be, exceeds an amount equal to €5,000,000 (the “Indemnification Threshold”), in which case the Indemnifying Party shall only be liable for the amount of all Claims in excess of the Indemnification Threshold. Sellers’ aggregate liability to Buyer, and Buyer’s aggregate liability to Sellers, for Claims arising from this Agreement under Section 8(b)(i) or Section 8(c)(i) each shall be limited to an amount equal to €50,000,000 (the “Indemnification Cap”). Notwithstanding anything to the contrary in this Section 8, in no event shall Buyer or Sellers be entitled to indemnification under Section 8(b)(i) or Section 8(c)(i) with respect to any individual Claim arising out of a breach of any representation or warranty other than the representations and warranties set forth in Section 3(o) unless the amount of the individual Claim for which indemnification is being sought by such Party exceeds €20,000 (without regard to any materiality qualifiers in such representation or warranty), but any such otherwise indemnifiable Claim that does not exceed €20,000 shall not be taken into account in calculating whether the Indemnification Threshold has been satisfied. Notwithstanding the foregoing, breaches of representations and warranties in Sections 3(a), 3(b), 3(k)(i), 3(k)(ii), 3(m), 3(n), 4(a) and 4(b) shall not be subject to the Indemnification Threshold or Indemnification Cap. By way of clarification, with respect to any Claims arising out of a matter that constitutes both a breach of a representation or warranty and an Excluded Liability, such Claims shall be treated as an Excluded Liability and Sellers’ indemnification obligation hereunder shall not require Sellers to indemnify the Buyer Indemnified Parties against the same Claims twice.
     (f) Duty to Mitigate. The Indemnified Party will use commercially reasonable efforts to mitigate all Claims, including availing itself of any defenses, limitations, and other rights at law or equity to the extent the Indemnified Party is in control of such defense, but the Indemnified Party shall not be required to commence litigation against any third party or incur any unreasonable expenses to mitigate such Claim. Should the Indemnified Party incur expenses in connection with such mitigation, the Indemnifying Party shall reimburse the Indemnified Party for the Indemnified Party’s reasonable expenditures in undertaking the mitigation.
     (g) Exclusive Remedy. After the Closing, the remedies provided for in this Section 8 shall be exclusive and shall be in lieu of all remedies for any other matters arising in connection with or relating to the transactions contemplated by this Agreement, including, but not limited to, any breach of any representation, warranty, covenant or other provision of this Agreement (other than any breach that was fraudulent or intentional); provided, however, that this sentence shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief under Section 11(m). Without limiting the generality of the foregoing, to the extent the transfer, conveyance, assignment and delivery of Purchased Assets to Buyer as provided in this Agreement is accomplished by deeds, assignments, easements, leases, licenses, bills of sale or other instruments of transfer and conveyance, whether executed at the Closing or thereafter, these instruments are made without representation or warranty by, or recourse against, Sellers, except as expressly provided in this Agreement or in any such instrument.

     9. Environmental Indemnity.
     (a) Indemnification by Sellers. Notwithstanding anything to the contrary herein, Sellers agree to indemnify, defend and hold harmless the Buyer Indemnified Parties from and after the Closing, against any and all Claims or Liabilities to the extent and in the proportion based upon, arising out of or related to:
          (i) Environmental Conditions which (a) are known as of the Closing, or (b) are associated with Hazardous Substances present or Released at the Facilities prior to the Closing but no longer used by the Business as of the Closing, including the Hazardous Substances being investigated and/or remediated as of the Closing (collectively “Historic Use Contamination”), including any third-party claim for loss of life, or injury to persons or property to the extent caused (or allegedly caused) by the Historic Use Contamination;
          (ii) Environmental Conditions which are unknown as of the Closing and relate to Hazardous Substances present or Released at the Facilities on or prior to the Closing, and still used by the Business as of the Closing (“Pre-Closing Business Related Contamination”), including any third-party claim for loss of life, or injury to persons or property to the extent caused (or allegedly caused) by the Pre-Closing Business Related Contamination, but only to the extent of Sellers’ applicable cost-sharing percentage as described in Section 9(e); and
          (iii) Environmental Conditions at any real property not included in the Facilities, which was either (x) owned, operated, leased or used by the Companies or Sellers for the Business (“Former Sites”) or (y) used by the Companies or Sellers with respect to the Business for the off-site disposal or treatment of Hazardous Substances (“Disposal Sites”) on or prior to the Closing Date (collectively “Excluded Environmental Liabilities”), including any third-party claim for loss of life, or injury to persons or property to the extent caused (or allegedly caused) by Excluded Environmental Liabilities; and
     (b) Indemnification by Buyer. Notwithstanding anything to the contrary herein, Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and after the Closing, against any and all Claims or Liabilities to the extent and in the proportion based upon, arising out of or related to:
          (i) Pre-Closing Business Related Contamination, but only to the extent of Buyer’s applicable cost-sharing percentage as described in Section 9(e);
          (ii) Environmental Conditions associated with Hazardous Substances Released at the Facilities after the Closing, including any third-party claim for loss of life, or injury to persons or property to the extent caused (or allegedly caused) by such Environmental Conditions or Release; and
          (iii) Any violation of the terms and conditions of any Environmental Permit or any portion thereof applicable to the Purchased Assets until such Environmental Permits are transferred or reissued to Buyer or Buyer Indemnified Party.

     (c) Survival. Sellers shall be liable for any claim for indemnification for Liabilities or Claims hereunder only to the extent written notice of a claim is given on or before (x) the 15th anniversary of the Closing in the case of relating to Pre-Closing Business-Related Contamination at any Facility, and (y) indefinitely with respect to Excluded Environmental Liabilities and Historic Use Contamination. So long as a Buyer Indemnified Party asserts a Claim for indemnification under and in accordance with this Section 9(c) prior to the expiration of the applicable survival period set forth in this Section, such Indemnified Party shall be deemed to have preserved its rights to indemnification under this Section 9(c) regardless of when such Claim is ultimately liquidated or resolved.
     (d) Limitations on Duty to Indemnify.
          (i) To the extent acceptable to the Governmental Entities with jurisdiction over the investigation or remediation of any Historic Use Contamination or Pre-Closing Business Related Contamination, Buyer Indemnified Parties shall agree to the Sellers’ use of risk-based cleanup standards appropriate for commercial and industrial sites to conduct Remediation and achieve closure, including where appropriate deed restrictions and engineering controls, provided such standards and restrictions do not unreasonably interfere with the operations of the Business or impose any material undertakings or obligations on the Business or require the Business to obtain any new Permits. Without limiting the foregoing, Sellers may elect to perform or have performed the least costly Remediation allowed by Environmental Law and acceptable to the relevant Governmental Entity, which is also reasonable in terms of the protection of the environment, health and safety.
          (ii) With respect to any Historic Use Contamination or Pre-Closing Business Related Contamination, Sellers shall have no obligation to indemnify Buyer Indemnified Parties hereunder for any Liabilities or Claims that result from: (A) any Buyer Indemnified Party undertaking any testing, drilling or sampling of the Environment other than (1) as required by or necessary to achieve compliance with applicable Environmental Law or as required by an order or directive of a Governmental Entity or by an applicable Permit, or (2) as may be determined by Buyer in the exercise of its commercially reasonable judgment to be necessary to (x) avoid or eliminate a serious and current risk to human health or safety or the Environment or (y) respond to a pending or threatened claim; (3) to carry out and in conjunction with a bona fide construction, renovation or demolition project or emergency repair; or (4) with Sellers approval; or (B) any notification, report, admission or disclosure of any pre-closing condition by Buyer to any Governmental Entities except to the extent (1) required by Environmental Laws, Permits or any Order of a Governmental Entity or (2) agreed to in writing by Sellers or (3) made in response to an emergency incident or other exigent circumstance at a Facility, or (c) any Buyer Indemnified Party voluntarily undertakes Remediation not required by or necessary to achieve compliance with Environmental Law other than in conjunction with a bona fide construction, renovation or demolition project or emergency repair or in response to an emergency incident or other exigent circumstances at a Facility.
          (iii) With respect to the Historic Use Contamination or Pre-Closing Business Related Contamination, Sellers shall have no obligation to indemnify Buyer Indemnified Parties hereunder for any of the increased Liabilities or Claims that arise directly from the gross negligence or willful misconduct of any Buyer Indemnified Party or any successor in title to the Business or the Companies or the related assets; provided, this is limited to the increased costs caused by such conduct.
          (iv) By way of clarification, with respect to any Claims or Liabilities arising out of a matter that constitutes both a breach of a representation or warranty and an Excluded Environmental Liability, such Claims or Liabilities shall be treated as an Excluded Environmental Liability and Sellers’ indemnification obligation hereunder shall not require Sellers to indemnify the Buyer against the same Claims and Liabilities twice.
          (v) Buyer shall promptly notify Sellers following Buyer obtaining actual knowledge of any intent by a Governmental Entity to amend, modify or otherwise require terms and conditions in an Environmental Permit which contains or may reasonably lead to such Permit containing a requirement for Remediation for which Sellers would be solely liable and, to the extent reasonably practical, allow and cause each affiliated Buyer to allow Sellers and their representatives to attend and participate in any discussions, site visits or meetings and to comment in advance (and to have comments reasonably taken into account) on any material filings with respect to such Environmental Permits; provided that Buyer shall have no obligation to take any position that would in Buyer’s reasonable opinion would be expected to impose materially greater obligations on Buyer than would be imposed without taking into account Sellers indemnity obligations hereunder. Neither Buyer nor any Buyer Indemnified Party shall knowingly or intentionally offer or suggest that an Environmental Permit contain any condition or provision requiring Remediation for which Sellers would be liable under Section 9, in any correspondence or discussions with any Governmental Entity except with the consent of Sellers, which consent shall not be unreasonably withheld; provided, however, that nothing herein shall prevent Buyer Indemnified Parties from agreeing to such a condition if raised or imposed by the Governmental Entity.
          (vi) Remediation Derived Wastewater. With respect to sites on which Buyer or any Buyer Indemnified Party operates a wastewater treatment plant, which plant has excess capacity, Buyer agrees to accept at no charge to Sellers, any water or recovered groundwater produced in the course of a Seller-controlled Remediation, to the extent accepting such waters is allowed by Environmental Laws, including Buyer’s willingness to use commercially reasonable efforts to seek modification or amendments to any relevant Permit so that it can accept such waters; provided, Buyer shall not be required to modify or make any capital improvements to its wastewater treatment plant; provided, further, Buyer shall have the right to impose a reasonable fee for such services (such fee to be consistent with the methodology in the applicable U.S. or German Site Services Agreement); if the costs are more than incidental to Buyer’s operations or otherwise raises capacity issues for Buyer. Sellers shall indemnify Buyer Indemnified Parties for costs associated with any disposal of waters, which are incompatible with Buyer’s wastewater treatment plant. Should Buyer-controlled Remediation occur at Sellers’ Bishop, Texas site, the provisions of this Section 9(d)(vi) shall apply with the term “Buyer” replaced by “Sellers” and the term “Seller” or “Sellers” replaced by “Buyer.”

*** The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. The location of each omitted portion is indicated by a series of three asterisks in brackets (“[***]”).
          (vii) Remediation Derived-Soil Disposal. Where nonhazardous contaminated soil or nonhazardous waste are generated in the course of Sellers-controlled Remediation, Buyer agrees that Sellers shall have the right to construct new landfills on-site to accept such wastes, which landfills shall be constructed in an area approved by Buyer, which approval shall not be unreasonably withheld, denied or conditioned, and in compliance with applicable laws, including Environmental Laws. Buyer agrees that Buyer and Buyer Indemnified Parties shall cooperate with Sellers in the construction of the landfill, including, if required by Environmental Laws obtaining new Permits in the name of Buyer or the relevant Buyer Indemnified Party to construct new on-site landfills to accept such wastes. Sellers shall indemnify the Buyer Indemnified Parties for (a) reasonable, third-party costs, expenses or capital expenditures incurred in the implementation of this paragraph and (b) any Claims or Liabilities asserted against or imposed on Buyer Indemnified Parties as a result of such Seller-controlled landfills. Should Buyer-controlled Remediation occur at Sellers’ Bishop, Texas site, the provisions of this Section 9(d)(vii) shall apply with the term “Buyer” replaced by “Seller” and the term “Seller” or “Sellers” replaced by “Buyer.”
          (viii) With respect only to [***] [***] [***] [***] [***] [***], prior to seeking recovery of a claim against Sellers under this Article 9, Buyer shall use commercially reasonable efforts to pursue such matter against [***] [***] [***] [***] [***] [***] [***] [***] [***] [***], including pursuing claims pursuant to [***] [***] [***] [***] [***] [***] [***] [***] [***] [***], provided Buyer shall not be required to commence litigation against [***], except as provided in the penultimate sentence of this paragraph 9(d)(viii). While pursuing a claim against [***] [***] [***] [***], Buyer shall keep Sellers reasonably informed of the progress of such claim and consult in good faith with Sellers. Prior to settling or compromising such a claim, Buyers shall seek Sellers’ approval, which shall not be unreasonably withheld. Should Buyer’s efforts fail to enforce such a claim, Buyer shall, to the extent legally permissible, assign its relevant rights pursuant to such contract between [***] [***] [***] to Sellers or, if not legally permissible, shall exercise such rights at Sellers’ direction, benefit and cost. Sellers shall reimburse Buyer for (a) all reasonable out-of-pocket costs and expenses incurred in enforcing such rights unless such costs are recovered from [***] [***] [***] and (b) the shortfall in any settlement or compromise reached with [***] [***] [***] under this paragraph.
     (e) Cost-Sharing. With respect to Pre-Closing Business-Related Contamination or breaches of Section 3(i), the Parties agree to allocate the Claims and Liabilities based on the following formula:

For Claims Made:	Sellers’ Percentage	Buyer’s Percentage

On or before the First Anniversary of the Closing	100%	0%

After the First Anniversary of the Closing but on or before the Second Anniversary of the Closing	93%	7%

For Claims Made:	Sellers’ Percentage	Buyer’s Percentage

After the Second Anniversary of the Closing but on or before the Third Anniversary of the Closing	87%	13%

After the Third Anniversary of the Closing but on or before the Fourth Anniversary of the Closing	80%	20%

After the Fourth Anniversary of the Closing but on or before the Fifth Anniversary of the Closing	73%	27%

After the Fifth Anniversary of the Closing but on or before the Sixth Anniversary of the Closing	67%	33%

After the Sixth Anniversary of the Closing but on or before the Seventh Anniversary of the Closing	60%	40%

After the Seventh Anniversary of the Closing but on or before the Eighth Anniversary of the Closing	53%	47%

After the Eighth Anniversary of the Closing but on or before the Ninth Anniversary of the Closing	47%	53%

After the Ninth Anniversary of the Closing but on or before the Tenth Anniversary of the Closing	40%	60%

After the Tenth Anniversary of the Closing but on or before the Eleventh Anniversary of the Closing	33%	67%

For Claims Made:	Sellers’ Percentage	Buyer’s Percentage

After the Eleventh Anniversary of the Closing but on or before the Twelfth Anniversary of the Closing	27%	73%

After the Twelfth Anniversary of the Closing but on or before the Thirteenth Anniversary of the Closing	20%	80%

After the Thirteenth Anniversary of the Closing but on or before the Fourteenth Anniversary of the Closing	13%	87%

After the Fourteenth Anniversary of the Closing but on or before the Fifteenth Anniversary of the Closing	6%	94%

After the Fifteenth Anniversary of the Closing	0%	100%
For the sake of clarity, this Cost-Sharing Formula shall not apply to Excluded Environmental Liabilities or Historic Use Contamination.
     (f) Procedures.
          (i) Remediation. Sellers shall control any Remediation governed by this Section 9; provided, that with respect to Pre-Closing Business Related Contamination, the Party with the higher cost-sharing percentage at the time the Claim for such Pre-Closing Business Related Contamination is filed shall control the Remediation with respect to such Claim; provided, further, that with respect to any Remediation of any Environmental Condition at the Facilities, the Party that is not controlling the Remediation may monitor and participate in discussions with respect to such Remediation at its sole cost and expense; and provided, further, that prior to commencing any Remediation at a Buyer Facility, Sellers shall notify Buyer of its intent to undertake Remediation and shall provide Buyer with a reasonable opportunity to review and comment on any proposed plans or reports, work plans or other reports or documents associated with Remediation and shall make a reasonable effort to incorporate any reasonable comments by Buyer on such plans, reports or other documents. Buyer shall use commercially reasonable efforts to assist Sellers in its obligations hereunder, including providing reasonable access to the Facilities and Sellers agree to (i) not allow its activities to unreasonably interfere with the operation of the Business, except to the extent required in order to comply with applicable law, (ii) use environmental professionals reasonably acceptable to Buyer, possessing reasonable levels of insurance, taking into account the nature of the project, and which name Buyer Indemnified Parties as additional insureds, (iii) coordinate access with Buyer and to provide reasonable advance notice when Seller or its consultants will be undertaking work at a Buyer Facility.
          (ii) Third-Party Claims for Damages. Claims made pursuant to this Section 9 not involving Remediation at a Buyer Facility shall be governed by the procedures set forth in Section 8(d).
     (g) Assignment. Notwithstanding anything to the contrary herein, Buyer shall have the right, upon the sale of any Facilities, to assign with the specific indemnity the rights and benefits provided in Section 9(a) with respect to that specific Facility to the new owner and, with Sellers’ approval, which approval shall not be unreasonably withheld, delayed or conditioned, shall have the right to assign its obligations with respect to the Facility being transferred to the new owner.
     (h) Exclusive Remedy. After the Closing, the remedies provided for in this Section 9 shall be exclusive and shall be in lieu of all other remedies for any matters to which this Section 9 applies; provided, however, that this sentence shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief under Section 11(m).
     10. Termination.
     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:
          (i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (ii) Buyer or Sellers may terminate this Agreement if any Governmental Entity shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted;
          (iii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) if any Seller has breached any representation, warranty or covenant contained in this Agreement, such breach would result in the Closing condition set forth in Section 7(a)(i) or (ii) not being met, Buyer has notified Sellers of the breach in writing, and the breach has continued without cure for a period of 30 days after written notice of breach or is incapable of being cured, or (B) if the Closing shall not have occurred on or before June 30, 2007, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself materially breaching any representation, warranty or covenant contained in this Agreement); and

          (iv) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) if Buyer has breached any representation, warranty or covenant contained in this Agreement, such breach would result in the Closing condition set forth in Section 7(b)(i) or (ii) not being met, Sellers have notified Buyer of the breach in writing, and the breach has continued without cure for a period of 30 days after written notice of breach or is incapable of being cured, or (B) if the Closing shall not have occurred on or before June 30, 2007, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from either Seller materially breaching any representation, warranty or covenant contained in this Agreement).
     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of a Party then in breach); provided, however, that the Confidentiality Agreement and the provisions of this Section 10(b) and Section 10 shall survive any termination of this Agreement in accordance with their terms.
     11. Miscellaneous.
     (a) Press Releases and Public Announcements. Except as required by applicable law or the rules of any applicable stock exchange, in each case as set forth in a reasonable written opinion of legal counsel to a Party, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties.
     (b) No Third-Party Beneficiaries. Except as provided in Sections 8(b), 8(c), and 9(a), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third-party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement other than any Person entitled to indemnification under Section 8(b), Section 8(c) or Section 9.
     (c) Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other Parties; provided, however, that a Party may assign any of its rights or obligations under this Agreement to any of its Affiliates upon written notice to the other Parties, but such assignment shall not constitute a release of the assigning Party, which shall remain responsible for performing any assigned obligation in the event the assignee fails to perform such obligation. Buyer, Parent and Sellers also may assign this

Agreement in whole or part by way of security to any bank or other financial institution on behalf of itself or other creditors for the purpose of securing any obligations under banking or other financings made or proposed to be made available to Buyer, Parent, any Seller or any Affiliate thereof. Any purported assignment or delegation in violation of this Section 11(d) shall be null and void.
     (e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an originally executed counterpart to this Agreement.
     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     (g) Notices. Any notice, request, demand or other communication required or permitted under this Agreement (each a “notice” for purposes of this Section) shall be in writing and shall be deemed to have been duly given to and received by a Person (i) on the day such notice is personally delivered to such Person, (ii) on the first Business Day after the day on which the notice is deposited with a internationally recognized overnight courier service (delivery charges prepaid), or (iii) when received at the applicable facsimile number set forth below when sent by facsimile (with confirmation of transmission), provided that in the case of clause (ii), the notice is addressed to the intended recipient as set forth below:

If to Parent or Sellers:	Celanese Corporation
1601 West LBJ Freeway

Dallas, TX 75234
Attention: Curtis S. Shaw, Esq., Executive Vice President, General Counsel and Corporate Secretary
Fax: (972) 443-4461

With copy to:	Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attention: Thomas A. Litz, Esq.
Fax: (314) 552-7000

If to Buyer:	Advent Oxo (Cayman) Limited
75 State Street
Boston, Massachusetts 02109
Attention: Janet Henessy
Fax: (617) 951-0566

With copies to:	Advent International Corporation
75 State Street
Boston, Massachusetts 02109
Attention:
Fax: (617) 951-0566

and

Weil, Gotshal & Manges LLP
Taunusanlage 1 (Skyper)
60329 Frankfurt, Germany
Attention: Gerhard Schmidt
Fax: 49 69 21659 699

and

Weil, Gotshal & Manges LLP
100 Federal Street
Boston, Massachusetts 02110
Attention: Marilyn French
Fax: (617) 772-8333

and

Lovells
Untermainanlage 1
60329 Frankfurt, Germany
Attention: Patrick Kaffine
Fax: 49 69 962 36 100
Any Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     (h) Governing Law; Arbitration.
          (i) This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without giving effect to any choice of law or conflicts of law provision that would cause the application of the laws of a jurisdiction other than New York; provided that the transfer of shares, partnership interests, real estate and other assets shall be governed by the law that mandatorily applies thereto.
          (ii) Any disputes, controversies or Claims arising out of or in connection with this Agreement, including any question regarding its existence, validity or expiration but excluding specific performance or injunctive relief sought under Section 11(m), shall be finally and completely resolved without appeal by arbitration under the International Arbitration Rules of the American Arbitration Association (“AAA Rules”) in force at the date of the request for arbitration, which AAA Rules are deemed to be incorporated by reference into this clause; provided, however, that in the event of any conflict between such rules and the other provisions of this Agreement, such other provisions of this Agreement shall control. The arbitral tribunal shall consist of three arbitrators, each of which shall be fluent in English. Each of Buyer, on the one hand, and Sellers, on the other hand, shall appoint one arbitrator. If either Buyer or Sellers fails to appoint an arbitrator within 30 days of receiving notice of an appointment of an arbitrator by the other Party, such arbitrator shall at the request of either Buyer or Sellers be appointed by the President of the American Arbitration Association. The two arbitrators so appointed shall, within 30 days of the date of the appointment of the second arbitrator, appoint a third arbitrator who shall act as the chairman of the tribunal. If the two arbitrators to be appointed fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the President of the American Arbitration Association at the written request of either Buyer or Sellers. The arbitration proceedings shall take place in New York, New York and the language of such proceedings, including arguments and briefs, shall be English. Each party shall be entitled to reasonable discovery rights, and issues as to discovery shall be determined by the arbitral panel applying to the laws of New York without regard to principles of conflicts of laws. The award of the arbitrators shall be by majority vote and shall be in writing, shall set forth the facts found by the arbitrators to exist, their determination and the basis of their determination. Any award shall be made in US dollars. Notwithstanding any provision of this Agreement which may be interpreted to the contrary, the arbitral tribunal shall not have the authority to award consequential or punitive damages. Each Party shall bear its own attorneys’ fees and expenses. The fees and expenses for the arbitral panel shall be borne on a 50/50 basis by Buyer and Sellers. The award of the arbitral tribunal shall be final and not subject to appeal and judgment upon the award may be entered in any competent court.
     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Buyer and Sellers, and appropriately notarized to the extent required by applicable law. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The words “historical accounting methods” means the accounting methods and practices historically used by the applicable Seller or Company, which (i) in the case of Sellers, Titan GmbH and Infraserv Oberhausen, are in accordance with accounting principles generally accepted in the United States, and (ii) in the case of Eoxo, are in accordance with accounting principles generally accepted in Germany.
     (l) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     (m) Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured if any of the provisions of this Agreement are not performed in accordance with their specific terms and that money damages may not or would not be an adequate remedy in such event. Therefore, the non-breaching Party may be entitled to specific performance of this Agreement and injunctive or other equitable relief to prevent breaches of this Agreement and to specifically enforce the provisions hereof. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. For purposes of any action for specific performance of this Agreement or other injunctive or equitable relief, each Party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the U.S. federal courts situated in the Southern District of New York, and the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in such event. Each Party, to the extent permitted by applicable law, hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party consents to the service of process in any suit, action or proceeding by the mailing of copies thereof to such Party at any time at its address to which notices are to be given pursuant to Section 11(g). Each Party agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of the other Parties. Final judgment against any Party in any such suit, action or proceeding shall be conclusive, and may be enforced in any other jurisdiction (i) by suit, action or proceeding on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of liability of the party therein described or (ii) in any other manner provided by or pursuant to the laws of such other jurisdiction.
     (n) Limitation on Damages. Absent fraud, no Party shall be liable to another Party for any consequential, incidental, special, punitive or exemplary damages or lost profits suffered by such other Party due to a Party’s breach of any of its representations, warranties or covenants hereunder.

     (o) Bulk Transfer Laws. Without admitting the applicability of the bulk transfer laws of any jurisdiction, the Parties agree that they will not comply with any applicable bulk transfer or similar law in connection with the transactions contemplated by this Agreement; provided, however, that the applicable Seller agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Purchased Assets by reason of such noncompliance, and (ii) to indemnify, defend and hold harmless Buyer from and against any and all such claims.
     (p) Parent Guarantee. Parent hereby agrees to guarantee, and be jointly and severally liable for, the due and punctual performance of each and every obligation of each Seller and its successors and assigns under this Agreement, including ensuring that German Seller will transfer the Seller Real Property, Acquired Share Interests and Ancillary Shares and all other Purchased Assets to be transferred hereunder.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT BUYER: ADVENT OXO (CAYMAN) LIMITED
By	/s/ Michael J. Ristaino
	Name:	Michael J. Ristaino
	Title:	Director

U.S. BUYER: OXO TITAN US CORPORATION
By	/s/ Wilhelm Plumpe
	Name:	Wilhelm Plumpe
	Title:	Managing Director

GERMAN HOLDCO: DRACHENFELSSEE 520. V V GMBH
By	/s/ Wilhelm Plumpe
	Name:	Wilhelm Plumpe
	Title:	Managing Director

GERMAN BUYER: DRACHENFELSSEE 521. V V GMBH
By	/s/ Wilhelm Plumpe
	Name:	Wilhelm Plumpe
	Title:	Managing Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

U.S. SELLER: CELANESE LTD. (By its General Partner, Celanese International Corporation)			PARENT: For purposes of Sections 3, 6(c) and 11(p) only, CELANESE CORPORATION
By	/s/ Jay Townsend		By	/s/ Curtis S. Shaw
	Name:	Jay Townsend		Name:	Curtis S. Shaw
	Title:	Vice President		Title:	Executive Vice President and General Counsel

TICONA POLYMERS INC.
By	/s/ Jay Townsend
	Name:	Jay Townsend
	Title:	Attorney-In-Fact

GERMAN SELLER: CELANESE CHEMICALS EUROPE GMBH
By	/s/ Jay Townsend
	Name:	Jay Townsend
	Title:	Attorney-In-Fact

By	/s/ Curtis S. Shaw
	Name:	Curtis S. Shaw
	Title:	Attorney-In-Fact